Exhibit 2.1

Execution version

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 10, 2015

AMONG

ASTELLAS PHARMA INC.,

LAUREL ACQUISITION INC.

AND

OCATA THERAPEUTICS, INC.

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Astellas Pharma Inc. (“Astellas”) or Ocata Therapeutics, Inc. (“Ocata”), or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by Astellas or Ocata.

Annex I              Offer Conditions

Exhibit A            Form of Support Agreement

Exhibit B            Form of Certificate of Incorporation of the Surviving Corporation

Exhibit C            Form of Retention Agreements

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 10, 2015, among ASTELLAS PHARMA INC., a company organized under the laws of Japan (“Parent”), LAUREL ACQUISITION INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and OCATA THERAPEUTICS, INC., a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be extended, amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (collectively, the “Company Common Stock”) at a price per share equal to $8.50, net to the seller in cash, without interest (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”);

WHEREAS, following the consummation of the Offer, the parties intend that Merger Sub will be merged (the “Merger”) with and into the Company on the terms and subject to the conditions set forth in this Agreement (with the Merger being governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”));

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain Stockholders are entering into support agreements with Parent in the form of Exhibit A attached hereto (the “Support Agreements”) simultaneously with the execution and delivery of this Agreement;

WHEREAS, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Transactions, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger in accordance with the DGCL, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the Acceptance Time, and (iv) determined to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer (the “Company Recommendation”); and

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.1.   Definitions.

(a)  As used in this Agreement, the following terms have the respective meanings set forth below:

“2015 Company Warrant” means each of the Company Warrants issued by the Company on June 22, 2015, as amended on or about the date hereof, that remains unexercised as of the Offer Closing.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing (i) standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and (ii) confidentiality and other terms (other than standstill provisions) that are no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any inquiry (in writing or otherwise), offer, proposal or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, asset acquisition, joint venture, license, collaboration, research and development or other similar transaction involving assets or businesses that constitute or represent 15% or more of the consolidated revenue, net income or assets of the Company and the Company Subsidiary, taken as a whole or (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company, the business of which constitutes 15% or more of the consolidated revenue, net income or assets of the Company and the Company Subsidiary, taken as a whole.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York, and Tokyo, Japan are authorized or required by applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Collaboration Partners” means any of the Company’s or the Company Subsidiary’s licensees or licensors or research, development, collaboration, supply, manufacturing or similar commercialization partners with respect to the Company Products.

“Company Board” means the Board of Directors of the Company.

“Company Charter Documents” means the Certificate of Incorporation and the Bylaws of the Company, each as amended, restated, supplemented or otherwise modified from time to time.

“Company Employee Benefit Plan” means any employee or fringe benefit plan, program, policy, practice, trust, fund, Contract, agreement or arrangement currently maintained, contributed to or required to be contributed to by the Company or the Company Subsidiary (or any ERISA Affiliate of the Company or the Company Subsidiary) or under which the Company (or any ERISA Affiliate of the Company or the Company Subsidiary) has or would reasonably be expected to have any liability (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), including any pension, profit-sharing, 401(k) retirement, bonus, incentive compensation, deferred compensation, loan, vacation, sick pay, employee stock ownership, stock purchase, stock option or other equity based compensation plans, severance, indemnification, employment, Contractor, unemployment, death, hospitalization, sickness, or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan or any other employee or fringe benefit plan, program, policy, practice, trust, fund, Contract, agreement or arrangement.

“Company Intellectual Property” means all Intellectual Property owned, controlled, licensed or used or held or intended for use by the Company or the Company Subsidiary, including Owned Company Intellectual Property and Non-Owned Company Intellectual Property.

“Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of facts, individually or in the aggregate with all other events, conditions, changes, occurrences or developments of a state of facts, that has had a materially adverse effect on (i) the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiary, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided that no such event, condition, change, occurrence or development of a state of facts shall be considered in determining whether a Company Material Adverse Effect has occurred for purposes of clause (i) above to the extent that it results from (1) changes in any applicable Law or GAAP or interpretation thereof, (2) changes generally affecting the economy, or financial or securities markets (including changes in interest rates and exchange rates), (3) general conditions in the industry in which the Company and the Company Subsidiary operate, (4) the taking of any specific action, or refraining from taking any specific action, in each case at the request of Parent or as expressly required by this Agreement, (5) any Transaction Litigation, (6) acts of terrorism, war, natural disasters, weather-related event or fire or any escalation thereof occurring after the date hereof, (7) any failure, in and of itself, by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof (it being understood and agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), or (8) the announcement or pendency of the Transactions (including any loss of or adverse change in the relationship of the Company and the Company Subsidiary with their respective employees, contractors, customers, partners, or suppliers), in each case with respect to clauses (1), (2), (3) and (6), only to the extent that the Company and the Company Subsidiary, taken as a whole, are not disproportionately affected by such changes or events relative to other companies in the biotechnology or pharmaceutical industry.

“Company Product” means any pharmaceutical product containing any retinal pigment epithelium cell preparation generated from a pluripotent stem cell source or an improvement thereof, alone or in combination with other active agents or any inactive ingredients such as delivery agents, mediums or buffers, in any and all formulations or dosage forms and for any mode of administration.

“Company Subsidiary” means Mytogen, Inc., a Delaware corporation.

“Company Subsidiary Charter Documents” means the certificate of incorporation and bylaws of the Company Subsidiary, each as amended, restated, supplemented or otherwise modified from time to time.

“Company Warrant” means each outstanding unexercised warrant to purchase shares of Company Common Stock.

“Confidentiality Agreement” means the letter agreement dated September 4, 2015, between the Company and Parent.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Copyrights” means (i) all copyrights (including all copyrights in any packaging, package inserts, marketing or promotional materials, labeling information or other text provided to consumers), mask works, and similar rights, whether registered or unregistered, and all rights in any copyrightable works, in each case, throughout the world, and (ii) all registrations and applications, including extension, restorations and renewals, for any of the foregoing.

“EMA” means the European Medicines Agency.

“Environmental Laws” means any Law, Judgment or Authorization relating to pollution, the environment, natural resources, or human health and safety, including any of the foregoing relating to (i) the presence, receipt, manufacture, processing, generation, use, distribution, transport, treatment, handling, storage, disposal, removal or remediation of any Hazardous Substance, (ii) air, water (including ground, surface and drinking water), land surface or subsurface strata, noise, or odor pollution, (iii) the release or threatened release into the environment of any Hazardous Substance, including emissions, discharges, injections, spills, escapes, dumping or leaching of any Hazardous Substance, or (iv) the health and safety of employees and other persons.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time is or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exclusively Licensed Intellectual Property” means all Non-Owned Company Intellectual Property that is exclusively licensed to the Company or the Company Subsidiary.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9 and all other matters related to the Transactions.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, national, federal, state, provincial, municipal, local or foreign governmental, judicial, quasi-judicial, legislative, executive, regulatory (including stock exchange) or administrative authority, department, agency, organization, body, instrumentality or official, including any political subdivision thereof.

“Hazardous Substance” means (i) any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, (ii) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product or byproduct, asbestos, lead, polychlorinated biphenyls or (iii) any substance, waste or material regulated under any Environmental Law or that is capable of causing harm or injury to human health, natural resources or the environment or would reasonably be expected to give rise to liability or any obligation to remediate under any applicable Law.

“Health Care Laws” means the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); the Stark Law (42 U.S.C. §1395nn); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Laws (42 U.S.C. § 1320a-7); the Medicare statute (Title XVIII of the Social Security Act), including Social Security Act §§ 1860D-1 to 1860D-43 (relating to Medicare Part D and the Medicare Part D Coverage Gap Program); the Medicaid statute (Title XIX of the Social Security Act); the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), and any other similar Law, including the price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the Veterans Health Care Act (38 U.S.C. § 8126), regulatory requirements applicable to sales on the Federal Supply Schedule or under any state pharmaceutical assistance program or United States Department of Veterans Affairs agreement, and any successor government programs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all active and unexpired intellectual property and proprietary rights of any kind or nature, whether protected, created or arising under any Law, including the following: (i) Patents, (ii) Trademarks, (iii) IT Assets, (iv) Copyrights, (v) Know-How, (vi) all rights in designs, databases, collections and compilations of data, (vii) domain names (both gTLDs and ccTLDs), (viii) all rights to sue for past, present and future infringements, misappropriations or other violations of any of the foregoing, (ix) all rights to secure or recover the proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and (x) all other rights similar or pertaining to any of the foregoing in any country worldwide.

“Intervening Event” means any material fact, event, change, development or circumstance occurring or arising after the date hereof and that was not known or reasonably foreseeable to the Company or the Company Board as of the date hereof, affecting the business, assets or operations of the Company and not relating to any Acquisition Proposal, which material fact, event, change, development or circumstance become known to the Company or the Company Board prior to the Acceptance Time, other than (a) the receipt, existence of or terms of an Acquisition Proposal, (b) any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof, (c) developments or changes in the biotechnology or pharmaceutical industry, (d) changes, in and of itself, in the market price or trading volume of the shares of Company Common Stock, or (e) the fact that, in and of itself, the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation (excluding any public networks).

“Know-How” means all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), know-how, and similar proprietary rights in confidential information of any kind, inventions (whether patentable or not and whether or not reduced to practice), discoveries, analytic models, improvements, compounds, processes, techniques, chemical and biological materials, devices, methods, patterns, formulations and specifications.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, claim, charge, hypothecation, option, right of first refusal, right of first offer, security interest or encumbrance of any kind or nature whatsoever.

“made available to Parent” means that such information, document or material was: (a) publicly available and filed on the SEC EDGAR database on or after January 1, 2013, and at least three days prior to the date of this Agreement; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form at least 24 hours prior to the date of this Agreement; or (c) made available for review by Parent or Parent’s Representatives at least 24 hours prior to the date of this Agreement in the electronic data room hosted by Merrill Corporation and maintained by the Company in connection with the Transactions.

“NASDAQ” means the NASDAQ Global Market.

“Non-Owned Company Intellectual Property” means all Company Intellectual Property that is not Owned Company Intellectual Property.

“Other Company Warrant” means each of the Company Warrants other than the 2015 Company Warrants that remains unexercised as of the Offer Closing.

“Owned Company Intellectual Property” means all Company Intellectual Property owned or purported to be owned, whether wholly or jointly with others, by the Company or the Company Subsidiary.

“Parent Material Adverse Effect” means any event, condition, change, occurrence or development of a state of facts that, individually or in the aggregate, has had a materially adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions.

“Patents” means all national, regional and international statutory invention registrations, patents and patent applications of any kind, including provisional and nonprovisional patent applications, utility models, petty patents, reissue patents, continuation and divisional patent applications, substitutions, reexaminations and design patents and certificates of invention and any similar rights, including so-called pipeline protection, patent term extension and supplemental protection certificates, and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application

“Permitted Lien” means any Lien that (i) arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (ii) represents the rights of customers, suppliers and subcontractors in the ordinary course of business consistent with past practice under the terms of any Contracts to which the relevant party is a party or under general principles of commercial contract law or (iii) insofar as it relates to or covers any Contract, are restrictions against the transfer or assignment thereof that are included in the terms of such Contract.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity, including any Governmental Authority.

“Personal Data” means all data or information that is linked to any reasonably identifiable person and any other data or information that constitutes personal data or personal information under any applicable Law relating to privacy, data protection, or data security, which information includes any genetic data, financial, credit, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, or any device identifier.

“PHSA” means the Public Health Service Act.

“Pre-Closing Period” means the period from the date hereof until the earlier of the Acceptance Time and the termination of this Agreement pursuant to Article 9.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, auditors, consultants, agents and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Stockholders” means the stockholders of the Company.

“Stock Plans” means the A.C.T. Holdings, Inc. 2005 Stock Option Plan, as amended, the 2014 Stock Option and Incentive Plan of the Company, as amended, and any other equity plans, agreements or arrangements of the Company or the Company Subsidiary.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests that is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal made by any Third Party after the date hereof and not as a result of the Company’s breach of this Agreement that is on terms that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal (including any conditions to closing, timing and ability of such Third Party to consummate the Acquisition Proposal), (a) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions and (b) is reasonably likely to be consummated on the terms proposed without undue delay; provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15% or more” shall be deemed to be references to “more than 50%”; and further provided that in no event shall an Acquisition Proposal be deemed to be a Superior Proposal if consummation of the transaction contemplated thereby is subject to any financing condition or otherwise requires financing that is not fully committed.

“Takeover Provisions” means any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover Laws, including Section 203 of the DGCL, or similar state anti-takeover laws and regulations, and any similarly restrictive provision in the Company Charter Documents or the Company Subsidiary Charter Documents.

“Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes.

“Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“To the knowledge of the Company” and similar phrases mean (i) the actual knowledge of the officers and employees listed on Section 1.1(a) of the Company Disclosure Letter, after making reasonable inquiry, and (ii) all knowledge which was, or would reasonably have been expected to be, obtained by such Persons after such reasonable inquiry.

“Trademarks” means (i) all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, designs, product configuration rights,

industrial designs and other identifiers of source, origin or quality and all other general intangibles of a like nature, whether registered or unregistered, (ii) all registrations and applications for any of the foregoing and all renewals thereof and (iii) all other rights similar to the foregoing in any country, together with all goodwill associated with any of the foregoing.

“Transaction Litigation” means any claim or Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Offer, the Merger or any of the Transactions (including any such claim or Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transactions” means the transactions contemplated by each of this Agreement and the Support Agreements, including the Offer and the Merger.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar provision of state Law that applies to the Company or the Company Subsidiary.

(b)  The following terms are defined in the following sections of this Agreement:

Term	Section
Acceptance Time	2.1(b)
Agreement	Preamble
Antitrust Laws	5.3(c)
Appraisal Shares	4.9
Authorizations	5.16(b)
Bankruptcy and Equity Exception	5.3(a)
Book-Entry Shares	4.2(a)
Certificate of Merger	3.4
Certificate	4.2(a)
Change of Recommendation Notice	7.8(d)
Closing	3.3
Closing Date	3.3
Contractor	5.12(b)
Company	Preamble
Company Adverse Recommendation Change	7.8(c)
Company Common Stock	Introduction
Company Disclosure Letter	Article 5
Company Financial Statements	5.6(a)
Company Recommendation	Introduction
Company RSU	4.4(b)

Term	Section
Company SEC Reports	5.5(a)
Company Securities	5.2(b)
Company Stock Option	4.4(a)
Company Subsidiary Securities	5.4(b)
Company Warrant	4.5
Continuing Employees	7.2(a)
Core Company Intellectual Property	5.17(b)
Delaware Courts	10.4(b)
DGCL	Introduction
D&O Insurance	7.9(c)
Effective Time	3.4
Exchange Fund	4.3(a)
Expiration Date	2.1(e)
Federal Health Care Programs	5.19(l)
Federal Privacy and Security Regulations	5.19(m)
GLPs	5.19(c)
HIPAA	5.19(m)
IND	5.19(e)
Indemnified Party	7.9(a)
Indemnified Proceeding	7.9(b)
Initial Expiration Date	2.1(e)
Insurance Policies	5.21
Judgment	5.3(b)
Law	5.3(b)
Lease	5.20(b)
Material Contract	5.18(a)
Maximum Amount	7.9(c)
Merger	Introduction
Merger Consideration	4.2(a)
Merger Sub	Preamble
Minimum Condition	Annex I
Non-Required Remedy	7.5(d)
Offer	Introduction
Offer Closing	2.1(b)
Offer Conditions	2.1(b)
Offer Documents	2.1(d)
Offer Price	Introduction
Option Payments	4.4(a)
Other Company Warrant Consideration	4.5(a)
Outside Date	9.1(b)(i)
Parent	Preamble
Paying Agent	4.3(a)
Proceedings	5.8

Term	Section
RSU Payment	4.4(b)
Schedule 14D-9	2.2(a)
Specified Agreement	9.1(d)(i)
Surviving Corporation	3.1
Tendered Shares	2.1(b)
Termination Fee	9.3(b)
Support Agreements	Introduction
Warrant Payment	4.5
Willful Breach	9.2

SECTION 1.2.   Interpretation.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  The word “or” shall not be exclusive.  References to “dollars” or “$” are to United States of America dollars. References (a) to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended from time to time and to any rules or regulations promulgated thereunder, provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date, (b) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule, (c) to any Person include the successors and permitted assigns of that Person, (d) from or through any date mean, unless otherwise specified, from and including or through and including, respectively, (e) to the “date hereof” means the date of this Agreement, and (f) to a “party” or the “parties” mean the parties to this Agreement unless otherwise specified or the context otherwise requires. Unless otherwise provided in or required by this Agreement, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material.  Unless otherwise provided in or required by this Agreement, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business.

ARTICLE 2
THE OFFER

SECTION 2.1.   The Offer.

(a)   Provided that this Agreement shall not have been terminated in accordance with Section 9.1, as promptly as practicable (but in no event later than 10 Business Days) after the date hereof, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer.

(b)   The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any shares of Company Common Stock pursuant to the Offer is subject to the terms and the satisfaction or waiver (as provided in Section 2.1(c) below) of the conditions set forth in Annex I (the “Offer Conditions”).  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer (the “Tendered Shares”) promptly on or after the Expiration Date (and in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)).  The acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date and time at which the Offer Closing occurs is referred to in this Agreement as the “Acceptance Time.”  Parent shall provide, or cause to be provided, to Merger Sub on a timely basis funds necessary to purchase and pay for any and all shares of Company Common Stock that Merger Sub becomes obligated to accept for payment and purchase pursuant to the Offer. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective controlled Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(c)   Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions other than the Minimum Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided that, unless otherwise provided in this Agreement or previously approved by the Company in writing, Parent and Merger Sub shall not: (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the maximum number of shares of Company Common Stock subject to or sought to be purchased in the Offer, (iii) impose conditions on the Offer in addition to the Offer Conditions or amend, modify or supplement any condition in a manner adverse to the Stockholders, (iv) waive, modify or amend the Minimum Condition, (v) amend any other term of the Offer in a manner that is materially adverse to the Stockholders or (vi) extend or otherwise change the Expiration Date except as required or permitted by Section 2.1(e). The Offer may not be terminated prior to the Expiration Date, unless this Agreement is terminated or withdrawn in accordance with Section 9.1.

(d)   On the date the Offer is commenced, Merger Sub shall, and Parent shall cause Merger Sub to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall include an offer to purchase, letter of transmittal, summary advertisement and other required ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and cause the Offer Documents to be disseminated to the Stockholders to the extent required by applicable Law.  The Company hereby consents to the inclusion of the Company Recommendation in the Offer Documents.  Merger Sub shall, and Parent shall cause Merger Sub to, cause the Offer Documents to comply in all material respects with the Exchange Act, the rules and regulations thereunder, and other requirements of applicable Law.  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company, the Company Subsidiary and the Stockholders that may be required to be set forth in the Offer Documents or reasonably requested in connection with any action contemplated by this Section 2.1(d), including communication of the Offer to the record and beneficial Stockholders.  Each of the parties agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to the Stockholders, in each case as and to the extent required by applicable Law.  Parent and Merger Sub shall provide the Company and its counsel with any comments (including a summary of any oral comments) that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.  Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the Stockholders, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company with a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any comments provided by the Company.  Parent and Merger Sub shall use reasonable efforts to respond promptly to any such SEC comments.

(e)   Unless extended pursuant to and in accordance with the terms of this Agreement , the Offer shall remain open until midnight, New York City time, at the end of the 20th business day (for purposes of this Section 2.1(e), calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (the “Initial Expiration Date”) or, if the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, this Agreement or as may be required by applicable Law, the time and date to which the Offer has been so extended (the Initial Expiration Date or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).  Notwithstanding the foregoing, (i) if on the then-effective Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions have not been satisfied or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions in consecutive increments of not more than 10 Business Days each (the length of such period to be determined by Parent and Merger Sub in their discretion), or for such longer period as the parties may agree in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Conditions, other than the Minimum Condition), and (ii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or NASDAQ or its staff; provided that Merger Sub shall not in any event be required to extend the Offer beyond the Outside Date.  In the event that this Agreement is terminated pursuant to Section 9.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all Tendered Shares to the registered holders thereof.

SECTION 2.2.   Company Action.

(a)   As promptly as practicable on the date that the Offer Documents are filed with the SEC, the Company shall, concurrently with or following the filing of the Schedule TO, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) that contains the Company Recommendation and shall promptly disseminate the Schedule 14D-9 to the Stockholders together with the Offer Documents as required by Rule 14d-9 under the Exchange Act.  The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act, the rules and regulations thereunder, and other requirements of applicable Law.  The Schedule 14D-9 will also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL in connection with a merger effected pursuant to Section 251(h) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC.  Parent and Merger Sub shall as promptly as reasonably practicable following the date hereof furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company for inclusion in the Schedule 14D-9.  Each of the parties agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Stockholders, in each case as and to the extent required by applicable Law. The Company shall provide Parent, Merger Sub and their counsel with any comments (including a summary of oral comments) that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.  Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or dissemination thereof to the Stockholders, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any comments provided by Parent or Merger Sub.  The Company shall use reasonable efforts to respond promptly to any such SEC comments.

(b)   The Company shall promptly after the date hereof provide to Parent, or cause to be provided to Parent, a list of the Stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Common Stock and lists of securities positions of Company Common Stock held in stock depositaries, in each case accurate and complete as of the most recent practicable date and shall promptly furnish Merger Sub with such additional information and assistance (including updated lists of the Stockholders, mailing labels and lists of securities positions) as Merger Sub or its agents may reasonably request in connection with the Offer.  Parent and Merger Sub and their agents shall treat the information contained in any such labels, listings and files in accordance with the terms of the Confidentiality Agreement.

ARTICLE 3
THE MERGER

SECTION 3.1.   The Merger.  At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the Offer Closing. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) (but in any event no later than one Business Day) of the date on which the Acceptance Time occurs, without a meeting of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

SECTION 3.2.   Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

SECTION 3.3.   Closing.  Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018 on a date to be specified by the parties, which shall be no later than the third Business Day after the date the conditions set forth in Article 8 (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) have been satisfied or, to the extent permitted, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time, or on such other date as Parent and the Company may mutually agree (such date upon which the Closing occurs, the “Closing Date”).

SECTION 3.4.   Effective Time.  Concurrently with, or as soon as practicable after, the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

SECTION 3.5.   Surviving Corporation.

(a)   Certificate of Incorporation.  The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time so as to read in its entirety as set forth in Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b)   Bylaws.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(c)   Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.  The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.

ARTICLE 4
CONSIDERATION; EXCHANGE OF CERTIFICATES

SECTION 4.1.   Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Merger Sub capital stock will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

SECTION 4.2.   Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be canceled pursuant to Section 4.2(b) and (ii) any Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of either a certificate representing any such shares of Company Common Stock (each, a “Certificate”) or book-entry shares representing such shares of Company Common Stock (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, as the case may be, (i) the Merger Consideration payable with respect to such shares of Company Common Stock upon surrender of such Certificate or Book-Entry Shares in accordance with Section 4.3, without interest, or (ii) the payment referred to in Section 4.9, in the case of each Certificate formerly representing shares of Company Common Stock or Book-Entry Shares owned by dissenting stockholders.

(b)   Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled without any conversion thereof and shall cease to exist and no payment or distribution shall be made with respect thereto.

SECTION 4.3.   Exchange of Certificates.

(a)   Paying Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the funds to which holders of such shares of Company Common Stock shall become entitled pursuant to Section 4.2.  Without limiting the generality of Section 7.14, as of each of the Acceptance Time and the Effective Time, Parent shall, or shall take all steps necessary to enable and cause Merger Sub to, deposit with the Paying Agent all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and the aggregate Merger Consideration to be paid in respect of shares of Company Common Stock, as applicable (the “Exchange Fund”).  To the extent the Exchange Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentence, Parent and Merger Sub shall promptly replace or restore the lost portion of the Exchange Fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments.  The Exchange Fund shall not be used for any other purpose.  The Exchange Fund shall, pending its disbursement to the Stockholders, be invested by the Paying Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by Section 4.2 or affect the amount of Merger Consideration payable in respect of the shares of Company Common Stock and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any and all interest or other amounts earned with respect to such funds shall become part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.2 shall be promptly returned to Parent. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of the shares of Company Common Stock.

(b)   Exchange Procedures.  As promptly as practicable (but no later than five Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates and to each holder of record of Book-Entry Shares, in each case whose shares were converted into the right to receive the

Merger Consideration pursuant to Section 4.2(a), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto.  Upon surrender to the Paying Agent of a Certificate for cancelation, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificate or Book-Entry Shares shall receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate or book-entry entitle such holder to receive pursuant to the provisions of this Article 4 and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled.  Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.  No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 4.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(c)   No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or book entries, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 4, except as otherwise provided by applicable Law.

(d)   Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares for six months after the Effective Time shall be delivered to Parent or one of its Affiliates, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 4 shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration, without any interest thereon and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 4.3(b).

(e)   No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective Affiliates shall be liable to any Person in respect of any Merger Consideration or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book-Entry Share shall not have been surrendered prior to the earlier of (i) two years after the Effective Time and (ii) immediately prior to the date on which the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate or Book-Entry Share pursuant to this Article 4 would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, subject to such Person’s compliance with the exchange procedures set forth in Section 4.3(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate in accordance with this Article 4.

SECTION 4.4.   Company Equity Awards.

(a)   Treatment of Options.  Immediately prior to the Effective Time, each unexpired and unexercised option to purchase shares of Company Common Stock (each, a “Company Stock Option”) under any Stock Plan, whether or not then exercisable or vested, shall be canceled and, in exchange therefor, each former holder of any such canceled Company Stock Option shall be entitled to receive, in consideration of the cancelation of such Company Stock Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to such cancelation and (ii) the excess, if any, of the Merger Consideration over the exercise price per share subject to such Company Stock Option immediately prior to such cancelation (such amounts payable hereunder being referred to as the “Option Payments”).  No holder of a Company Stock Option that, as of immediately prior to such cancelation, has an exercise price per share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such canceled Company Stock Option.  From and after the Effective Time, each Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the corresponding Option Payment, if any.  On or prior to its first applicable payroll payment date that is after 15 days following the

Closing, the Surviving Corporation shall make (or cause to be made) by a payroll payment and subject to withholding, if any, as described in Section 4.8, to each holder of Company Stock Options, such holder’s Option Payment.

(b)   Treatment of Restricted Stock Units.  Immediately prior to the Effective Time, each restricted stock unit with respect to shares of Company Common Stock (each, a “Company RSU”) under any Stock Plan, whether or not then vested, shall be canceled and, in exchange therefor, each former holder of any such canceled Company RSU shall be entitled to receive, in consideration of the cancelation of such Company RSU and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to such cancelation and (ii) the Merger Consideration (such amounts payable hereunder being referred to as the “RSU Payments”).  On or prior to its first applicable payroll payment date that is after 15 days following the Closing, the Surviving Corporation shall make (or cause to be made) by a payroll payment and subject to withholding, if any, as described in Section 4.8, to each holder of Company RSUs, such holder’s RSU Payment.

(c)   Termination of Stock Plans.  As of the Effective Time, all Stock Plans shall be terminated and no further shares of Company Common Stock, Company Stock Options, Company RSUs, equity interests or other rights with respect to shares of stock of the Company shall be granted thereunder.

(d)   Board Actions.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate (including obtaining any required consents) to effect the transactions described in this Section 4.4.

SECTION 4.5.   Company Warrants.

(a)   Upon the Closing, (i) the Company shall purchase each 2015 Company Warrant and the holders thereof shall be entitled to receive from the Company an amount in cash equal to the “Black Scholes Value” (as defined in the warrant agreement relating to the 2015 Company Warrants and calculated pursuant to the terms thereof) of each such 2015 Company Warrant plus any all other amounts payable to the holders in accordance with the terms thereof, which amount shall be paid by the Company as soon as practicable, but in any event no later than ten days following the Closing and (ii) each Other Company Warrant shall, by virtue of the Merger, be immediately canceled and the holder thereof shall be entitled to receive, in consideration of such cancelation, an amount (the “Other Company Warrant Consideration”) in respect of each share of Company Common Stock for which such Other Company Warrant is exercisable immediately prior to the Closing equal to (1) the Offer Price minus (2) the applicable exercise price per share of such Other Company Warrant; provided that if the exercise price of such Other Company Warrant equals or exceeds the Offer Price, the Other Company Warrant Consideration with respect to such Other Company Warrant shall be zero.  Following the Closing, no holder of any Company Warrant shall have any right hereunder or thereunder to acquire any Company Securities, any Company Subsidiary Securities, or any securities in the Surviving Corporation, Parent or any of their respective Affiliates.

(b)   Prior to the Closing, the Company shall take all such actions as are reasonably necessary or appropriate (including any notification requirements and obtaining any necessary written consents from the holders of the Company Warrants) to effect the provisions of this Section 4.5, and provide Parent with evidence reasonably satisfactory to Parent of the Company’s compliance with this Section 4.5.

SECTION 4.6.   Further Action.  The parties agree to take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Closing without a meeting of the Stockholders, as provided in Section 251(h) of the DGCL.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Company Subsidiary, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Company Subsidiary or otherwise to take, and shall take, all such lawful and necessary or desirable action.

SECTION 4.7.   Adjustments to Prevent Dilution.  Without limiting the other provisions of this Agreement, in the event that, during the period between the date hereof and the Effective Time, the number of outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock shall be changed into a different number of shares or securities or a different class, including as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided that, in any case, nothing in this Section 4.7 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 4.8.    Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, and paid to the appropriate Governmental Authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding. Parent shall use commercially reasonable efforts to notify the Company prior to Closing of any obligation to withhold Tax on any payments with respect to Company Common Stock (other than with respect to U.S. back-up withholding tax).

SECTION 4.9.   Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL shall not be converted into the right to receive Merger Consideration and shall entitle the holder only to payment for such Appraisal Shares in accordance with and to the extent provided by Section 251(h) and Section 262 of the DGCL; provided that if, after the Effective Time, any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then such Appraisal Shares shall automatically be converted as of the Effective Time into, and become exchangeable solely for the right to receive, Merger Consideration as provided in Section 4.2(a).  The Company shall serve notice to Parent within 24 hours of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  Any cash deposited with the Paying Agent pursuant to Section 4.3(a) with respect to shares of Company Common Stock that become Appraisal Shares shall be returned to Parent upon demand therefor.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies the particular Section (or, if applicable, subsection) of this Article 5 to which such exception relates (including any disclosure contained in any other section (or, if applicable, subsection) of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is intended to qualify such other representation and warranty) and (b) disclosure in the Company SEC Reports filed after December 31, 2014 and at least three Business Days prior to the date hereof, excluding, in each case, any exhibits or schedules thereto, any information in the “Risk Factors” or “Forward-Looking Statements” sections thereof and any other forward-looking statements therein (it being acknowledged and agreed that clause (b) shall not apply to any representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.10, 5.16, 5.17, 5.19 and 5.26), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 5.1.   Organization.  Each of the Company and the Company Subsidiary is (a) a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on its business as now conducted, and (c) is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect.  The Company has heretofore made available to Parent accurate and complete copies of the Company Charter Documents and the Company Subsidiary Charter Documents as in effect on the date hereof.

SECTION 5.2.   Capitalization.

(a)   The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share.  At the close of business on November 6, 2015, there were (1) 42,300,462 shares of Company Common Stock issued and outstanding, (2) no shares of preferred stock outstanding, (3) no shares of Company Common Stock held by the Company in its treasury, (4) outstanding Company Stock Options to purchase an aggregate of 2,282,842 shares of Company Common Stock, (5) 347,002 shares of Company Common Stock subject to outstanding Company RSUs under the Stock Plans, (6) 3,789,500 shares of Company Common Stock reserved for issuance in respect of future awards under the Stock Plans, and (7) Company Warrants to purchase an aggregate of 3,038,406 shares of Company Common Stock.  Such issued and outstanding shares of capital stock of the Company have been, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and non-assessable, and free of preemptive rights.  Section 5.2(a) of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of each outstanding Company Stock Option, Company RSU and Company Warrant, including, as applicable, the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.

(b)   Except as set forth in the Company Charter Documents, other than the Company Common Stock, there are no outstanding bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options or Company Warrants, convertible into or exchangeable for, securities having the right to vote) on any matters on which the Stockholders may vote.  Except as set forth in this Section 5.2, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities, or ownership interests in, the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as “Company Securities”). There are no outstanding contractual obligations of the Company or of the Company Subsidiary of any kind to redeem, purchase or otherwise acquire any Company Securities.  There are no stockholder agreements, voting trusts or other agreements or understandings to which the

Company or the Company Subsidiary is a party relating to the voting or disposition of any Company Securities or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board or the Company Subsidiary.  The Company Subsidiary does not own any Company Common Stock or Company Securities.

SECTION 5.3.   Authorization; No Conflict.

(a)   The Company has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.  At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved, subject to Section 7.8, to recommend acceptance of the Offer and adoption of this Agreement by the Stockholders and (iv) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the Transactions not to be subject to any Takeover Provision that might otherwise apply to the Transactions.  As of the date hereof, none of the foregoing resolutions of the Company Board have been amended, rescinded or modified.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and equitable principles of general applicability (the “Bankruptcy and Equity Exception”).  Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, no stockholder votes or consents are necessary to authorize this Agreement or to consummate the Transactions.

(b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of, contravene or conflict with the Company Charter Documents or the Company Subsidiary Charter Documents, (ii) assuming compliance with the matters referred to in Section 5.3(c), conflict with or result in a violation or breach of any applicable judgment, ruling, order, writ, injunction or decree of any Governmental Authority or arbitrator (“Judgment”) or any provision of any applicable statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority (“Law”), (iii) assuming compliance with the matters referred to in Section 5.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or the Company Subsidiary is entitled under any provision of any Contract binding upon the Company or the Company Subsidiary or any Authorization affecting, or relating in any way to, the assets or business of the Company and the Company Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Company or the Company Subsidiary, except in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, except for (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings pursuant to the HSR Act and applicable foreign competition and antitrust Laws (collectively, “Antitrust Laws”), if any, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other United States state or federal securities Laws, (iv) compliance with any NASDAQ rules and (v) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.4.   Subsidiaries.

(a)   The Company Subsidiary is a direct wholly owned subsidiary of the Company.  Except for the capital stock or other voting securities of, or ownership interests in, the Company Subsidiary, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(b)   All of the outstanding capital stock or other voting securities of, or other ownership interests in, the Company Subsidiary is owned by the Company, directly or indirectly, free and clear of any Liens or any other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no issued, reserved for issuance or outstanding (i) securities of the Company or the Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, the Company Subsidiary, (ii) warrants, calls, options or other rights to acquire from the Company or the Company Subsidiary, or other obligations of the Company or the Company Subsidiary to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or ownership interests in, the Company Subsidiary or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, the Company Subsidiary (the items in clauses (i) through (iii) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding contractual obligations of the Company or of the Company Subsidiary of any kind to redeem, purchase or otherwise acquire any Company Subsidiary Securities.

(c)   The Company Subsidiary (i) does not carry on any business or undertake any activities; (ii) is not a party to, nor is it bound by, any Contract; (iii) does not own or is otherwise entitled to any property, asset, right or claim; and (iv) does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

SECTION 5.5.   SEC Reports.

(a)   Since January 1, 2013, the Company has filed with or furnished to the SEC all forms, reports, schedules, statements, prospectuses, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto and information incorporated by reference therein, the “Company SEC Reports”) required to be filed by the Company with or furnished by the Company to the SEC in a timely manner.  As of their respective filing dates (and as of the date of any amendment or supplement thereto), (i) the Company SEC Reports complied, and each Company SEC Report filed subsequent to the date hereof will comply, in all material respects with the requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports and (ii) the Company SEC Reports did not, and each Company SEC Report filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company Subsidiary is not required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)   The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(c)   The Company and the Company Subsidiary have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient in all material respects to provide reasonable assurance (i) regarding the reliability of the Company’s and its consolidated Subsidiaries’ financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only with the authorization of management and directors of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would reasonably be expected to have a material effect on the Company’s financial statements.  There were no significant deficiencies or material weaknesses in the internal control over financial reporting as of and for the year ended December 31, 2012 (nor has any such deficiency or weakness been identified).

(d)   The Company has complied with and is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.  There are no outstanding loans or other extension of credit made by the Company or the Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e)   Neither the Company nor the Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and the Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or the Company Subsidiary in the Company’s published financial statements or other Company SEC Reports.

(f)    The Company has made available to Parent accurate and complete copies of all material correspondence since January 1, 2013 through the date hereof between the SEC, on the one hand, and the Company and the Company Subsidiary, on the other hand, including comment letters from the staff of the SEC relating to the Company SEC Reports containing unresolved comments and all written responses of the Company thereto.  To the knowledge of the Company, as of the date hereof, no Company SEC Report is the subject of ongoing review, comment or investigation by the SEC.

SECTION 5.6.   Company Financial Statements.

(a)   The consolidated financial statements (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly (except as otherwise noted therein) in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiary as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(b)   The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation, except liabilities or obligations that (i) are accrued or reserved against in the most recent Company Financial Statements included in the Company SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) are current liabilities incurred in the ordinary course of business consistent with past practice since the date of such Company Financial Statements and, individually and in the aggregate, are not material to the Company and the Company Subsidiary, taken as a whole, or (iii) are incurred in connection with the Transactions.

SECTION 5.7.   Absence of Material Adverse Effect.  Since December 31, 2014 through the date of this Agreement, the Company and the Company Subsidiary have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)   any event, condition, change, occurrence or development of a state of circumstances which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)   any event, condition, action or occurrence that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach in any material respect of any of the covenants in Section 7.1(b)(ii), (iii), (iv), (v), (vi), (vii), (viii), (x), (xi), (xii), (xiii), (xiv), (xvi), (xvii) or (xviii).

SECTION 5.8.   Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations, investigations, demands, informal inquiries or requests for documents, whether by subpoena or informal letter (“Proceedings”), pending or, to the knowledge of the Company, threatened against or affecting the Company or the Company Subsidiary, and neither the Company nor the Company Subsidiary is subject to any outstanding Judgment.

SECTION 5.9.   Information Supplied.  None of the information with respect to the Company and the Company Subsidiary supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the time of the filing of, at the time of any amendment of or supplement to, or at the time of any publication, distribution or dissemination of, the Offer Documents, and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. At the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution and dissemination of, the Schedule 14D-9, and at the time of the consummation of the Offer, the Schedule 14D-9 (i) will comply as to form in all material respects with the requirements of the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  For clarity, the representations and warranties in this Section 5.9 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company by Parent or Merger Sub or any of their Representatives specifically for inclusion therein.

SECTION 5.10.   Broker’s or Finder’s Fees.  Except for Jefferies LLC, an accurate and complete copy of whose engagement letter has been made available to Parent, no agent, broker, investment banker, finder, Person or firm acting on behalf of the Company or the Company Subsidiary or under the Company’s or the Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from the Company or any of its Affiliates in connection with the Offer and the Merger.

SECTION 5.11.   Employee Plans.

(a)   Section 5.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of all Company Employee Benefit Plans.

(b)   With respect to each Company Employee Benefit Plan, the Company has made available to Parent an accurate and complete copy of:  (i) each plan document, including all amendments thereto, and all related trusts or service agreements, and written summaries of the material terms of all unwritten Company Employee Benefit Plans, (ii) the three most recent annual reports (Form 5500 Series) for each Company Employee Benefit Plan that is subject to such reporting requirements, (iii) the current summary plan description, including any material modifications, or any written summary provided to participants with respect to any plan for which no summary plan description exists, and any other material employee communications (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, and any pending applications for a determination or opinion letter and (v) all notices or other written correspondence regarding such Company Employee Benefit Plan between a plan fiduciary, the Company, or any ERISA Affiliate and the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority.

(c)   Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable and up-to-date determination, advisory or opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and no event has occurred, no condition, facts or circumstances exist that would reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or Tax under ERISA, the Code or other applicable Law.  Except as set forth in Section 5.11(c) of the Company Disclosure Letter, all assets of the Company Employee Benefit Plans consist of cash or actively traded securities.

(d)   Each Company Employee Benefit Plan has been operated, established, maintained and administered in all material respects in accordance with its terms and with all provisions of ERISA, the Code and other applicable Laws.

(e)   Neither the Company nor the Company Subsidiary has engaged in any non-exempt material prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, and, to the knowledge of the Company, no such prohibited transaction has occurred with respect to any Company Employee Benefit Plan.  No fiduciary, within the meaning of Section 3(21) of ERISA, has breached his or her fiduciary duty with respect to a Company Employee Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Company Employee Benefit Plan.

(f)    No Company Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, and none of the Company, the Company Subsidiary or any ERISA Affiliate of the Company or the Company Subsidiary has ever sponsored, maintained, contributed to, been required to contribute to, or had any obligations or incurred any liability under any plan that is, or was, subject to Title IV of ERISA or Section 412 of the Code, or is, or was, a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Neither the Company nor the Company Subsidiary would reasonably be expected to have any material liability under a “multiple employer plan” within the meaning of Section 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g)   Neither the Company nor the Company Subsidiary offers, has any liability or obligation to provide life, health or medical benefits or insurance coverage to any individual, or to the dependent of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar provisions of state Law.

(h)   Except as set forth in Section 5.11(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions, alone or in combination with any other event (such as a termination of employment) will (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of the Company or the Company Subsidiary, (ii) result in any payment becoming due under any Company Employee Benefit Plan, (iii) increase any benefits otherwise payable under any Company Employee Benefit Plan, (iv) except as provided in Section 4.4, result in the acceleration of the time of payment or vesting of any such compensation or benefits, (v) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, (vi) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or the Company Subsidiary to amend or terminate any Company Employee Benefit Plan or (vii) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.

(i)    All Company Stock Options and Company RSUs have been granted in accordance with the terms of the applicable Stock Plan and applicable Law.  Each Company Stock Option has an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, and is otherwise exempt from Section 409A of the Code. The Company has made available to Parent accurate and complete copies of (i) the forms of standard award agreement under the Stock Plans and (ii) copies of any award agreements that materially deviate from such forms.   The treatment of the Company Stock Options and Company RSUs under this Agreement does not violate the terms of the Stock Plans or any Contract governing the terms of such awards and will not cause adverse tax consequences under Section 409A of the Code.

(j)    No Company Employee Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States, nor is maintained outside of the United States or for the benefit of employees located outside of the United States, and neither the Company nor the Company Subsidiary contributes to or has any obligation to contribute to any scheme, plan or arrangement mandated by a government other than the United States federal government.

(k)   Other than routine claims for benefits, no actions, investigations, suits, or claims with respect to any Company Employee Benefit Plan are pending or, to the knowledge of the Company, threatened, and there are no facts that reasonably would be expected to give rise to any such actions, suit or claims against any Company Employee Benefit Plan, any fiduciary with respect to a Company Employee Benefit Plan or the assets of a Company Employee Benefit Plan.

(l)    There has been no amendment to, or written interpretation of or announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan that would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ending prior to the Closing Date.

SECTION 5.12.   Employment Matters.

(a)   Neither the Company nor the Company Subsidiary is or has ever been a party to or otherwise bound by any collective bargaining agreement, Contract or other understanding with a labor union or labor organization, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been, a representation campaign or certification process with respect to any of the employees of the Company or the Company Subsidiary.  There is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or the Company

Subsidiary.  There are no claims pending before an administrative agency or court or, to the knowledge of the Company, threatened between the Company or the Company Subsidiary, on the one hand, and any of their employees or former employees, on the other.  No investigation, review, complaint or proceeding by any Governmental Authority or employee or former employee with respect to the Company and the Company Subsidiary in relation to the employment of any individual is pending or, to the knowledge of the Company, threatened, nor has the Company or the Company Subsidiary received any notice from any Governmental Authority indicating an intention to conduct the same.

(b)   Section 5.12(b) of the Company Disclosure Letter sets forth an accurate and complete list of the names of each independent contractor, consultant, or other service provider (collectively, “Contractors”), officer and employee of the Company or the Company Subsidiary as of the date hereof, together with, as applicable, each such person’s job title, date of hire, exempt classification status under the Fair Labor Standards Act, work location (identified by street address), annual base salary or wages, accrued vacation or other leave, annual incentive or bonus compensation with respect to such person in effect on such date and the amounts expected to be earned under those arrangements for the current fiscal year.

(c)   The Company’s or the Company Subsidiary’s relationships with all Contractors can be terminated at any time for any reason without any amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination.  Section 5.12(c) of the Company Disclosure Letter sets forth an accurate and complete list of the names of each employee on disability or other leave of absence. The Company and the Company Subsidiary have complied in all material respects with all Laws governing the employment of personnel by United States companies, the withholding of Taxes and the employment of non-United States nationals in the United States, including those relating to wages, hours, benefits, worker classification, labor, immigration, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, the collection and payment of withholding and/or Social Security Taxes and similar Taxes.  To the knowledge of the Company, each employee of the Company is (i) a United States citizen or lawful permanent resident of the United States or (ii) an alien authorized to work in the United States either specifically for the Company or the Company Subsidiary or for any United States employer.  The Company and the Company Subsidiary have completed a Form I-9 (Employment Eligibility Verification) for each employee of the Company and the Company Subsidiary, and each such Form I-9 has since been updated as required by applicable Laws and is correct and complete in all material respects as of the date hereof.  None of the Company and the Company Subsidiary are, or in the last three years have been, a government contractor. All employees of the Company and the Company Subsidiary are employed in the United States, and all of the terms and conditions of their employment are governed exclusively by United States Law and not the Law of any other jurisdiction.

(d)   Neither the Company nor the Company Subsidiary has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or Company

Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company, and, during the 90-day period preceding the date hereof, no employee of the Company or Company Subsidiary has suffered an “employment loss,” with respect to the Company as defined in the WARN Act.

(e)   To the knowledge of the Company, no employee or Contractor of the Company or the Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way prohibits the performance of such employee’s or such Contractor’s duties.  Each current and former employee and each current and former Contractor of the Company and the Company Subsidiary has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company or the Company Subsidiary vesting all rights in work product created by the employee or Contractor during the employee’s employment or the Contractor’s affiliation with the Company or the Company Subsidiary.

(f)    The Company and the Company Subsidiary have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the employees of the Company and the Company Subsidiary due to be paid through the Closing Date.

(g)   The Company and the Company Subsidiary have properly classified, pursuant to the Code and any other applicable Laws, all Contractors used by the Company and Company Subsidiary during the six year period immediately preceding the date hereof.  Neither the Company nor the Company Subsidiary has any “leased employees” within the meaning of Section 414(n) of the Code.

SECTION 5.13.   Opinion of Financial Advisor.  The Company Board has received the opinion of Jefferies LLC to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, the Offer Price to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.  A copy of such written opinion shall be provided to Parent solely for informational purposes after receipt thereof by the Company.

SECTION 5.14.   Taxes.

(a)   (i) Each of the Company and the Company Subsidiary has timely filed all federal, state, local, income, and other material Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are accurate and complete in all material respects and (ii) all Taxes shown as due on such Tax Returns have been paid in full and the Company and the Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued material Taxes not yet due.  The accruals and reserves for material Taxes reflected in the most recent Company Financial Statements are adequate to cover all material Taxes accruing through the date of such financial statements.

There are no Liens on any of the assets, rights or properties of the Company or the Company Subsidiary with respect to Taxes, other than Permitted Liens.

(b)   (i) No deficiencies have been asserted against the Company or the Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no issue has been raised by any examination conducted by any state, local, federal or foreign Taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements and (ii) any deficiency resulting from any audit or examination relating to Taxes of the Company or the Company Subsidiary by any Taxing authority has been paid or is being contested in good faith and in accordance with applicable Law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP.

(c)   Neither the Company nor the Company Subsidiary has been a party to a “listed transaction” or “reportable transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b)(2) or any similar transaction under any corresponding or similar Law.

(d)   Neither the Company nor the Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.

(e)   The federal income Tax Returns of the Company and the Company Subsidiary have been examined by and settled with the Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2011.

(f)    Neither the Company nor the Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).  Neither the Company nor the Company Subsidiary has been notified in writing that it will be required to incur any liability for Taxes of any Person (other than the Company or the Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) with respect to any Tax claim that has been made by a Taxing authority with respect to such other Person.

(g)   The Company and the Company Subsidiary have duly and timely withheld, collected, paid and reported to the proper Governmental Authorities all material Taxes required to have been withheld, collected, paid or reported.

(h)   Neither the Company nor the Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or 361 of the Code within the past three years.

(i)    Except for certain representations related to Taxes in Sections 5.11 and 5.12(c), the representations and warranties set forth in this Section 5.14 are the Company’s and the Company Subsidiary’s sole and exclusive representations and warranties regarding Tax matters.

SECTION 5.15.   Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)   The Company and the Company Subsidiary are and have at all times for the past five years been in compliance in all material respects with all applicable Environmental Laws.  There are no pending or, to the knowledge of the Company, threatened, Proceedings, Judgments, requests for information, or notices against the Company or the Company Subsidiary or any property currently or formerly leased, operated or used by the Company or the Company Subsidiary alleging non-compliance in any material respect with or material liability under any Environmental Law.

(b)   There has been no release by the Company or the Company Subsidiary, or for which the Company or the Company Subsidiary would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or the Company Subsidiary.

(c)   There are no liabilities of the Company or the Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

SECTION 5.16.   Compliance.

(a)   The Company and the Company Subsidiary are, and, to the knowledge of the Company, their Collaboration Partners are, and since January 1, 2013 have been, in material compliance with all Laws applicable to the Company or the Company Subsidiary or by which any of their respective properties or other assets or any of their businesses or operations are bound.  Since January 1, 2013, neither the Company, the Company Subsidiary nor, to the knowledge of the Company, their Collaboration Partners, have received any notice or other communication from any Governmental Authority of any violation or any investigation with respect to any such Law.  None of the Company, the Company Subsidiary or, to the knowledge of the Company, their Collaboration Partners, nor any of their respective properties, is or are subject to any outstanding Judgment that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions.

(b)   Each of the Company and the Company Subsidiary possesses all material registrations, licenses, franchises, permits, exemptions, clearances, certificates, approvals,

consents and authorizations, and supplements or amendments to, the foregoing (collectively, “Authorizations”) from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, necessary for the lawful conduct of their respective businesses as now conducted.  (i) All such Authorizations are in full force and effect, (ii) the Company and the Company Subsidiary are in compliance in all material respects with the terms of all Authorizations and (iii) since January 1, 2013, neither the Company nor the Company Subsidiary has received notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancelation of any Authorization.  The consummation of the Transactions, in and of itself, will not cause the revocation, termination or cancelation of any Authorization.

SECTION 5.17.   Intellectual Property.

(a)   Section 5.17(a) of the Company Disclosure Letter sets forth an accurate and complete list of all (i) active and unexpired issued Patents and pending patent applications, (ii) active Trademark registrations and pending applications, (iii) domain name registrations and applications (both gTLDs and ccTLDs), and (iv) Copyright registrations and applications, in each case of clauses (i), (ii), and (iii), that are either owned (wholly or jointly with others) by or licensed to the Company or the Company Subsidiary.  For each item of Intellectual Property, Section 5.17(a) of the Company Disclosure Letter sets forth an accurate and complete list of: (1) all jurisdictions in which such Intellectual Property is registered, issued or granted or in which registrations, grants or issuances have been applied for or, in the case of any domain names, the registrar through which such domain name has been registered, (2) all registration, issuance grant, serial and application numbers, as applicable, (3) the legal (and record) owner(s) thereof, (4) all filing, registration, issuance and grant, dates, as applicable, and (5) with respect to Core Company Intellectual Property, all filing, fee and other deadlines pertaining thereto that are due or otherwise will occur within 180 days of the date hereof.  All Core Company Intellectual Property is valid, enforceable, subsisting and in full force and effect.

(b)   To the knowledge of the Company, none of the Core Company Intellectual Property has been or is the subject of any Proceeding or any threatened Proceeding (including, with respect to Patents, inventorship challenges, post grant review proceedings, inter partes review proceedings, derivation proceedings, interferences, reissues, reexaminations and oppositions, and, with respect to Trademarks, invalidity, opposition, cancelation, concurrent use or similar Proceeding) or any Judgment restricting the Company’s or the Company Subsidiary’s rights in, to and under such Core Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Core Company Intellectual Property or triggering any additional payment obligations with respect to any such Core Company Intellectual Property.  For purposes of this Agreement, “Core Company Intellectual Property” means the Intellectual Property listed on Section 5.17(b) of the Company Disclosure Letter.

(c)   Except as provided in Section 5.17(c) of the Company Disclosure Letter, (i) the Company is the sole and exclusive owner of, and has the valid and enforceable right to use and enforce all Core Company Intellectual Property as previously used, as currently used and as currently contemplated to be used in the future and (ii) the Company or the Company Subsidiary, as applicable, has the unrestricted right to assign, transfer or grant to the Surviving Corporation all rights in, to and under the Core Company Intellectual Property free and clear of any rights or claims of any Person or any other Liens, except for Permitted Liens.

(d)   Except as provided in Section 5.17(d) of the Company Disclosure Letter, (i) there are no royalty, license fee, milestone and other payment obligations other than patent prosecution and patent maintenance fee costs, payable by or to the Company or the Company Subsidiary with respect to any of the Company Intellectual Property and (ii) to the knowledge of the Company, no other royalties, license fees, milestone or other payment obligations are or would be owed to any Person in connection with conducting the business of the Company or the Company Subsidiary as currently conducted or currently contemplated to be conducted, including with respect to any compound or product being developed by the Company whether or not yet on the market.

(e)   Except as provided in Section 5.17(e) of the Company Disclosure Letter, (i) neither the Company nor the Company Subsidiary has assigned, transferred, conveyed, or granted any licenses to any Company Intellectual Property, or to any Patents, Know-How, Trademarks or other Intellectual Property or related technology or products that would have been Company Intellectual Property but for such assignment, transfer, conveyance, or license, to third parties or, caused or permitted any Lien, except for Permitted Liens, to attach to any Company Intellectual Property; (ii) neither the Company nor the Company Subsidiary, nor to the knowledge of the Company, any other person, is party to any Contracts with third parties that materially limit or restrict use of the Core Company Intellectual Property by the Company or the Company Subsidiary or require any payments for such use; (iii) no Person other than the Company or the Company Subsidiary has any proprietary, commercial, joint ownership, royalty or other interest in the Core Company Intellectual Property or the goodwill, if any, associated therewith; (iv) neither the Company nor the Company Subsidiary has entered into any Contract (A) granting any Person other than the Company or the Company Subsidiary the right to bring any infringement or other enforcement actions with respect to, or otherwise to enforce, any of the Core Company Intellectual Property or Exclusively Licensed Intellectual Property, (B) granting any Person the right to defend, or expressly agreeing to indemnify any Person against, any claim of infringement arising from the practice or other exploitation of any of the Core Company Intellectual Property or Exclusively Licensed Intellectual Property or (C) granting any Person the right to control the prosecution of any of the Core Company Intellectual Property or Exclusively Licensed Intellectual Property and (v) there are no existing Contracts, options, commitments, or rights with, of or to any Person for such Person to acquire or obtain any rights to any of the Core Company Intellectual Property.

(f)    Except as provided in Section 5.17(f) of the Company Disclosure Letter, to the knowledge of the Company, there is no unauthorized use, infringement, misappropriation or other violation of any of the Core Company Intellectual Property or any of the Exclusively Licensed Intellectual Property.  No claims or assertions of unauthorized use, infringement, misappropriation or other violation of the Core Company Intellectual Property or the Exclusively Licensed Intellectual Property have been made against a third party by the Company, the Company Subsidiary or, to the knowledge of the Company, by the owner or licensor of any of the Exclusively Licensed Intellectual Property.

(g)   Except as provided in Section 5.17(g) of the Company Disclosure Letter, to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiary as such business has been conducted, as it currently is being conducted or currently is contemplated to be conducted, including with respect to any compound or product of the Company whether or not yet on the market has not, does not presently and will not infringe, misappropriate or otherwise violate any Intellectual Property or other property rights of any Person.  Neither the Company nor the Company Subsidiary has received any notice from any Person, or has knowledge of, any claim or assertion to the contrary, nor is the Company or the Company Subsidiary aware of any facts or circumstances which could lead or give rise to any such claim or assertion.

(h)   All issuance, renewal, maintenance and other payments that have become due with respect to the Core Company Intellectual Property and, to the knowledge of the Company, with respect of the Exclusively Licensed Intellectual Property, have been timely paid in full, with the understanding that “timely” includes payment during a grace period, extension period, further processing period, reinstatement period, or any other time period, payment during which will not allow such Core Company Intellectual Property to lapse.   All documents and other material required to be filed with respect to the Core Company Intellectual Property have, for the purposes of maintaining such Company Intellectual Property, been filed in a timely manner.  To the knowledge of Company, appropriate steps have been or are being taken, where required, in connection with the prosecution of Patents included in the Core Company Intellectual Property to name all appropriate inventors and to provide material prior art of which the Company is aware in respect of each such Patent.  The Company and the Company Subsidiary have taken commercially reasonable measures to protect, preserve and maintain the secrecy, confidentiality and value of all Know-How and all other confidential and non-public information included within the Core Company Intellectual Property.

(i)    The Company and the Company Subsidiary have (i) caused each Person who was or is involved in the creation or development of any Intellectual Property as an employee of or Contractor to the Company or the Company Subsidiary to execute a binding and enforceable agreement which includes provisions sufficient to ensure that the Company or the Company Subsidiary is the exclusive owner of any and all Intellectual Property created or developed by such Person within the scope of or resulting from his or her employment with the Company or the Company Subsidiary or, in the case of such Contractor, from the services such Contractor performs for the Company or the Company Subsidiary and (ii) caused all employees and other Persons with access to any non-public Company Intellectual Property to execute a binding confidentiality agreement that includes customary confidentiality terms and restrictions on use sufficient to protect the proprietary interests of the Company with respect to such Company Intellectual Property.  No current or former employee of, or Contractor to, the Company or the

Company Subsidiary owns any right, title, or interest in or to any Intellectual Property created or developed by such employee or Contractor during his or her employment or other engagement with the Company or the Company Subsidiary, and neither Company nor the Company Subsidiary has received any written claim to the contrary.  To the knowledge of the Company, there has been no unauthorized disclosure of any non-public Core Company Intellectual Property to any employee or other Person who has not executed a binding confidentiality agreement, as described in clause (ii) of this Section 5.17(i).

(j)    To the knowledge of the Company, there are no domain names included in the Company Intellectual Property that consist of or include Trademarks that are owned, held or registered by any Person other than the Company or the Company Subsidiary.

(k)   To the knowledge of the Company, the Company and the Company Subsidiary have complied with any and all obligations pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et seq., or other similar obligations under the Laws of any jurisdiction, including with respect to any Patents that are part of the Company Intellectual Property.  No Core Company Intellectual Property has been developed or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Authority or institution of higher learning.

(l)    Section 5.17(l) of the Company Disclosure Letter sets forth an accurate and complete list and description of all IT Assets used by the Company or the Company Subsidiary other than licenses for off-the-shelf personal computer software that are commercially available under non-discriminatory pricing terms on a retail basis.  All IT Assets used by Company or the Company Subsidiary are (i) owned by the Company or the Company Subsidiary, (ii) currently in the public domain or otherwise available to the Company or the relevant Company Subsidiary without the approval or consent of any Person or (iii) licensed or otherwise used by the Company or the relevant Company Subsidiary pursuant to terms of valid, binding written agreements.  The IT Assets operate and perform in a manner that permits the Company and the Company Subsidiary to conduct their respective businesses as currently conducted in all material respects and, to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets.  The Company and the Company Subsidiary take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby).

(m)  None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Company or the Company Subsidiary of its obligations hereunder conflict or will conflict with, alter or impair any of the Company’s or the Company Subsidiary’s rights in, to and under any Core Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope, or effectiveness of any such Core Company Intellectual Property.  Without limiting the foregoing, the consummation of the Transactions will not (i) result in the grant by Parent, the Company or the Company Subsidiary to any Person of, or require Parent, the Company or the Company

Subsidiary to grant to any Person, any rights with respect to any Intellectual Property, (ii) subject Parent, the Company or the Company Subsidiary to any increase in royalties or other payments in respect of any Core Company Intellectual Property or (iii) diminish any royalties or other payments Parent, the Company or the Company Subsidiary would otherwise be entitled to in respect of any Core Company Intellectual Property.

SECTION 5.18.   Material Contracts.

(a)   Section 5.18(a) of the Company Disclosure Letter contains an accurate and complete list of the following Contracts to which the Company or the Company Subsidiary is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Disclosure Letter, a “Material Contract”):

(i)            each Contract (A) relating to the employment of, or the performance of services by, any director, employee or consultant, (B) the terms of which obligate or may in the future obligate the Company or the Company Subsidiary to make any severance, termination or similar payment to any current or former employee or (C) pursuant to which the Company or the Company Subsidiary may be obligated to make any bonus or similar payment to any current or former employee or director;

(ii)           each Contract (A) materially limiting the freedom or right of the Company or the Company Subsidiary (or, after the Acceptance Time, Parent or any of its Affiliates) to engage in any line of business or compete with any other Person in any geographic area, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations, (C) granting any right of first refusal, right of first offer or similar right or (D) containing any other term, condition or clause that individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company or the Company Subsidiary to own, operate, manufacture, sell, distribute, transfer, pledge or otherwise dispose of any material assets or business of the Company or the Company Subsidiary (or, after the Acceptance Time, Parent or its Affiliates);

(iii)          each Contract that provides for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company or the Company Subsidiary;

(iv)          each Lease under which the Company or the Company Subsidiary leases, subleases or licenses any real property;

(v)           each Contract requiring or otherwise involving the potential payment by or to the Company or the Company Subsidiary of more than an aggregate of $250,000;

(vi)          each Contract (A) in which the Company or the Company Subsidiary have agreed to purchase a minimum quantity of goods relating to any product or product candidate or (B) pursuant to which the Company or the Company Subsidiary has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or the Company Subsidiary, in each case that is not terminable by the Company or the Company Subsidiary without more than 60 days’ notice;

(vii)         each Contract for the disposition of any significant portion of the assets or business of the Company or the Company Subsidiary or any agreement for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise);

(viii)        each Contract for any joint venture, partnership, strategic alliance, collaboration, material research and development project or similar arrangement;

(ix)          each Contract granting any Person any license from the Company or the Company Subsidiary to any Company Intellectual Property, or pursuant to which the Company or the Company Subsidiary has been granted by any Person any license to any Intellectual Property, or any other license, option, covenant not to sue, non-assertion protection, freedom from suit, release, transfer, or other Contract to which the Company or the Company Subsidiary is a party relating in whole or in part to the Company Intellectual Property or the Intellectual Property of any other Person (provided that the foregoing need not include any licenses for off-the-shelf personal computer software that are commercially available under non-discriminatory pricing terms on a retail basis);

(x)           each Contract that relates to the research, development, distribution, marketing, supply, license, co-promotion or manufacturing of any Company Product;

(xi)          each Contract (other than trade debt incurred in the ordinary course of business consistent with past practice) related to indebtedness for borrowed money, any guarantees thereof or the granting of Liens over the property or assets of the Company or the Company Subsidiary;

(xii)         each Contract under which the Company or the Company Subsidiary have, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or the Company Subsidiary and other than investments in marketable securities in the ordinary course of business);

(xiii)        each Contract containing a standstill or similar obligation of the Company or the Company Subsidiary to a third party or of a third party to the Company or the Company Subsidiary that does not terminate in accordance with its terms in connection with the execution of this Agreement;

(xiv)        each Contract that (A) requires or permits the Company or the Company Subsidiary (or any successor), or an acquirer of the Company or the Company Subsidiary, to make any payment to another Person as a result of a change of control of the Company, (B) gives another Person a right to receive or elect to receive such payment or (C) is subject to modification or termination as a result of a change of control of the Company or any Subsidiary;

(xv)         each Contract under which the Company or the Company Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of the Intellectual Property rights of a Third Party other than Contracts entered into in the ordinary course of business consistent with past practice; and

(xvi)        except for the Contracts disclosed above, any Contract required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)   Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and the Company Subsidiary party thereto, subject to the Bankruptcy and Equity Exception.  Neither the Company nor the Company Subsidiary is in default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and the Company Subsidiary party thereto.  To the knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder of such other party.  Neither the Company nor the Company Subsidiary has received any notice of termination or cancelation under any Material Contract or received any notice of breach or default in any material respect under any Material Contract, which breach has not been cured.  The Company has made available to Parent accurate and complete copies of all of the Material Contracts.

SECTION 5.19.   Regulatory Matters.

(a)   All activities of the Company, its Affiliates and, to the knowledge of the Company, its Collaboration Partners are in compliance in all material respects with all applicable requirements of the FDCA, the PHSA, the respective FDA regulations promulgated thereunder, and any comparable state or foreign Laws.  Neither the Company nor any of its Affiliates has received any notice or other communication from the FDA or any other Governmental Authority alleging any violation of any Law with respect to such activities.

(b)   All Company Products are in compliance in all material respects with all applicable requirements under the FDCA, the PHSA and any applicable comparable state or foreign Laws, including applicable requirements relating to research, development, manufacture, sale, labeling, storing, testing, distribution, record-keeping, reporting, import, export, advertising, and promotion.  Neither the Company nor any of its Affiliates has received any notice or other communication from the FDA or any other Governmental Authority alleging any violation of such requirements.

(c)   All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval or clearance required for the Company Products either (i)

have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58 or any applicable comparable state or foreign Law (“GLPs”) or (ii) involved experimental research techniques that would not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA if so required) and have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company.  Section 5.19(c) of the Company Disclosure Letter sets forth an accurate and complete listing of all such material animal studies or other preclinical tests that have involved such experimental research techniques, together with a description of such techniques and a record of all correspondence between the Company and the FDA relating to such techniques.  Neither the Company or any of its Affiliates or, to the knowledge of the Company, any Collaboration Partner has received any notice or other communication from a Governmental Authority requiring the termination or suspension or material modification of any preclinical study with respect to any Company Product.

(d)   Section 5.19(d) of the Company Disclosure Letter sets forth an accurate and complete listing of all material human clinical trials, together with the dates and brief descriptions of such trials, previously or currently undertaken or sponsored by or on behalf of the Company, its Affiliates, or to the knowledge of the Company, its Collaboration Partners, and any third-party investigator for whom the Company provides material or financial support for such clinical trial.  To the knowledge of Company, accurate and complete copies of all material data and material reports with respect to such clinical trials have been provided or made available to Parent.  The Company has heretofore provided or made available to Parent all material correspondence and contact information between the Company or its Affiliates and the FDA and other Governmental Authorities regarding such clinical trials.

(e)   All human clinical trials conducted by or on behalf of the Company, its Affiliates or, to the knowledge of the Company, its Collaboration Partners have been, and are being, conducted in material compliance with the applicable requirements of the FDCA, the PHSA, including any applicable requirements pertaining to Good Clinical Practice, Informed Consent, Institutional Review Boards (as those terms are defined in the FDCA or its implementing regulations), all applicable requirements relating to clinical trials and/or the protection of human subjects contained in 21 CFR Parts 50, 54, 56, and 312, as well as the International Conference on Harmonization E6, and all comparable state or foreign Laws.  Neither the Company nor any of its Affiliates, or anyone acting on behalf of the Company or of its Affiliates or, to the knowledge of Company, any Collaboration Partner has received any notice that the FDA, any institutional review board, or any domestic or foreign Governmental Authority, has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial sponsored by or on behalf of the Company or any of its Affiliates, any action to suspend or terminate any Investigational New Drug Application in the United States or other foreign equivalent documents (“IND”) sponsored by or on behalf of the Company or any of its Affiliates, or otherwise restrict the clinical study of any Company Product.

(f)    With respect to any clinical trial conducted by or on behalf of the Company, its Affiliates or, to the knowledge of the Company, its Collaboration Partners with respect to the Company Products in connection with or as the basis for any submission to the FDA or other comparable Governmental Authority, filed under an IND, or other foreign equivalent or that the Company anticipates will be submitted to the FDA or other comparable Governmental Authority, (i) all such clinical trials have been properly registered in compliance with all applicable Laws as described in aforementioned paragraph (e) and (ii) the results of all such clinical trials have been disclosed in accordance with said Laws, in each case including section 402 of the PHSA.

(g)   All manufacturing operations conducted by or for the benefit of the Company, its Affiliates or, to the knowledge of the Company, its Collaboration Partners have been and are being conducted, as may be applicable, in accordance, in all material respects, with the FDA’s current Good Manufacturing Practice requirements for drug and biological products, as those requirements are set forth in FDA regulations at 21 C.F.R. Parts 210 and 211, and all comparable foreign Laws.  In addition, the Company is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all comparable foreign Laws.

(h)   No Company Product (or to the knowledge of the Company any component thereof) has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).  No Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Company Product are pending or, to the knowledge of the Company, threatened, against the Company or any of its Affiliates, nor have any such Proceedings been pending at any time.  The Company and its Affiliates have filed all annual and periodic reports, amendments and IND Safety Reports for the Company Products required to be made to the FDA and all comparable reports required to be made to any other Governmental Authority.

(i)    Other than as represented in Section 5.19(h), the Company has no knowledge of (i) any adverse event reportable to the FDA or other Governmental Authority with respect to the safety or efficacy of any Company Product or (ii) any scientific or technical fact or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the scientific, therapeutic or commercial viability of any Company Product in light of the particular stage of development of the Company Products and taking into account all relevant facts and circumstances at the time such facts or circumstances arose, including medical and clinical considerations, the regulatory environment and competitive market conditions.

(j)    The Company, its Affiliates and, to the knowledge of the Company, its Collaboration Partners, directors, officers, employees and agents are now, and at all relevant times have been, in material compliance with any applicable Health Care Laws. The Company has not received any notification, correspondence or any other written or oral communication from any Governmental Authority, including the Centers for Medicare & Medicaid Services and the Department of Health and Human Services Office of Inspector General, of potential or actual non-compliance by, or liability of, the Company or any of its directors, officers, employees and agents under any applicable Health Care Laws.

(k)   None of the Company, any of its Affiliates or, to the knowledge of the Company, any Collaboration Partner is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority.

(l)    To the knowledge of the Company, neither the Company or any of its Affiliates or any Collaboration Partner, or any officer, director, managing employee or agents of the Company or any of its Affiliates (as those terms are defined in 42 C.F.R. § 1001.1001): (i) has (A) been placed under or otherwise made subject to or (B) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any comparable foreign Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991); (ii) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, TRICARE or any similar government health care program (collectively, “Federal Health Care Programs”); (iii) has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, debarment, exclusion, or suspension from participation in any Federal Health Care Program, or otherwise under 21 U.S.C. Section 335a or any similar Law; (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or (vi) to the knowledge of the Company, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

(m)  None of the Company, any of its Affiliates or, to the knowledge of the Company, any Collaboration Partners are a “covered entity” as that term is defined in the Health Insurance Portability and Accountability Act (“HIPAA”), and, to the knowledge of the Company, is not in breach of any applicable “business associate contract,” as described in 45 C.F.R. § 164.504(e). The Company is not in violation of the administrative simplification provisions of HIPAA or the regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy and Security Regulations”), if applicable. To the knowledge of the Company, the Company is not under investigation by any Governmental Authority for a violation of HIPAA or the Federal Privacy and Security Regulations. Each of the Company and the Company Subsidiary has collected, maintained, used, disclosed, transferred, protected, stored, deleted, and otherwise processed all Personal Data in compliance in all material respects with applicable Law and, to the knowledge of the Company, the Company is not under investigation by any Governmental Authority for a violation of such Laws.

SECTION 5.20.   Real Property.

(a)   Neither the Company nor the Company Subsidiary owns any real property, nor has the Company or the Company Subsidiary ever owned any real property.

(b)   (i) Each lease, sublease, license or any other instrument (each, a “Lease”) under which the Company or the Company Subsidiary leases, subleases or licenses any real property, or under which it has assigned such a lease, sublease or license, is valid and in full force and effect and (ii) neither the Company nor the Company Subsidiary, nor to the knowledge of the Company, any other party to a Lease (including any assignee thereof) has violated any provision that would constitute a material default under the provisions of such Lease, and neither the Company nor the Company Subsidiary has received notice that it or any such other party has breached, violated or defaulted under any Lease.

SECTION 5.21.   Insurance.  Section 5.21 of the Company Disclosure Letter sets forth an accurate and complete list of all material insurance policies of the Company and the Company Subsidiary (including the names of the insurer and insured, the policy number, the amount of the premium and the period, scope and amount of coverage provided thereunder) that are currently in effect (the “Insurance Policies”).  There is no material claim by the Company or the Company Subsidiary pending under any of such Insurance Policies or under policies that were previously in effect.  All Insurance Policies are in full force and effect.  The Company is in compliance in all material respects with all of its obligations under the Insurance Policies.  Neither the Company nor the Company Subsidiary is in breach or default, and neither the Company nor the Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would reasonably be expected to constitute such a breach or default, or permit rescission or termination of, any of such Insurance Policies.  No notice of rescission, cancelation, termination, nonrenewal or material modification has been received with respect to any such Insurance Policy, except for customary notices of cancelation in advance of scheduled expiration.

SECTION 5.22.   Affiliate Transactions.  Except as described in the Company SEC Reports filed at least three Business Days prior to the date hereof, no (i) present or former officer or director of the Company or the Company Subsidiary, (ii) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the shares of Company Common Stock or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or the Company Subsidiary or any of their respective properties or assets or has any interest in any property owned by the Company or the Company Subsidiary or has engaged in any transaction with any of the foregoing since January 1, 2013.

SECTION 5.23.   Takeover Provisions.  As of the date hereof and as of the Acceptance Time and assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 6.9, the Company Board has taken and will take all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Provisions are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and the timely consummation of the Offer, the Merger and any other Transaction and will not restrict, impair or delay the ability of Parent or Merger Sub to vote or otherwise exercise all rights as a Stockholder.  No “fair price,” “moratorium,” “control share acquisition” or other similar Takeover Provisions or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to the Shares, the Offer, the Merger or the other Transactions.

SECTION 5.24.   Assets.  The Company and the Company Subsidiary have good and marketable title to all of the assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Reports filed prior to the date hereof (except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet) free and clear of any Liens, except for Permitted Liens.  All material items of equipment and other tangible assets owned by or leased to the Company and the Company Subsidiary are adequate for the uses to which they are being put, are in all material respects good operating condition and repair (ordinary wear and tear excepted and ongoing maintenance excepted).

SECTION 5.25.   Books and Records.  Since January 1, 2013, the books and records of the Company and the Company Subsidiary have been, and are being, fully, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable accounting requirements in all material respects, and reflect only actual transactions.

SECTION 5.26.   Anti-Corruption Compliance.  Without limiting the generality of Section 5.16, neither the Company nor the Company Subsidiary, nor any director, officer, employee, or agent of the Company or the Company Subsidiary, nor, to the knowledge of the Company, any Representative, distributor, consultant or other Person acting at the direction of or on behalf of the Company or the Company Subsidiary has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, (b) made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (c) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (d) violated or is violating in any respect the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other anti-corruption or anti-bribery Law or requirement applicable to the Company or the Company Subsidiary or (e) directly or indirectly, made, offered, authorized, facilitated, or promised any illegal payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value for the purpose of securing an improper advantage for the Company or the Company Subsidiary.

SECTION 5.27.   No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or the Company Subsidiary, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations and warranties.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 6.1.   Organization.  Each of Parent and Merger Sub is (a) a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (b) has all requisite corporate power and authority to carry on its business as now conducted.

SECTION 6.2.   Merger Sub.  Merger Sub is an indirect, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions.  Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 6.3.   Authorization; No Conflict.

(a)   Each of Parent and Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is enforceable against Parent and Merger Sub in accordance with their respective terms, subject in each case to the Bankruptcy and Equity Exception.

(b)   Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of, contravene or conflict with the certificate of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 6.3(c), conflict with or result in a violation or breach of any applicable Judgment or any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 6.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default or termination under, or cause or permit the termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract binding upon Parent or Merger Sub or any Authorization affecting, or relating in any way to, the assets or the business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)   The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, except for (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings pursuant to Antitrust Laws, if any, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other United States state or federal securities Laws, (iv) compliance with any NASDAQ rules and (v) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 6.4.   Information Supplied.  None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Schedule 14D-9 will, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Schedule 14D-9, and at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. At the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution and dissemination of, the Offer Documents, and at the time of the consummation of the Offer, the Offer Documents (a) will comply as to form in all material respects with the requirements of the Exchange Act and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 6.4 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent by the Company or the Company Subsidiary or any of their Representatives specifically for inclusion therein.

SECTION 6.5.   Sufficient Funds.

(a)   Parent has and will have, and will cause Merger Sub to have, at the Acceptance Time and at the Closing, the funds necessary to consummate the Offer, the Merger and the other Transactions, including payment in cash of the aggregate Offer Price at the Acceptance Time and the aggregate Merger Consideration on the Closing Date, and to pay all related fees and expenses required to be paid by Parent and Merger Sub under this Agreement.

(b)   Without limiting Section 7.14, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

SECTION 6.6.   No Other Representations or Warranties.  Except for the representations and warranties made by Parent and Merger Sub in this Agreement, none of Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and each of Parent and Merger Sub hereby disclaims any such other representations and warranties.

SECTION 6.7.   Litigation.  There is no Proceeding pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its controlled Affiliates that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its controlled Affiliates is subject to any Judgment that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 6.8.   No Vote of Parent Stockholders; Required Approvals.  No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to approve this Agreement, the Offer, the Merger or the other Transactions. The vote or consent of Astellas US Holding, Inc., a Delaware corporation, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and this Agreement, which consent shall be given on or about the time of execution of this Agreement.

SECTION 6.9.   Ownership of Company Common Stock.   Neither Parent nor any of its Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of its Affiliates has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

SECTION 6.10.   Broker’s or Finder’s Fees.  Except for Citigroup Global Markets Inc. (or any of its Affiliates), no agent, broker, investment banker, finder, Person or firm acting on behalf of Parent or any of its Affiliates or under Parent’s or any of its Affiliates’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from the Parent or any of its Affiliates in connection with any of the Transactions.

ARTICLE 7
COVENANTS

SECTION 7.1.   Conduct of the Company.

(a)           The Company covenants and agrees that, during the Pre-Closing Period, except as set forth in Section 7.1 of the Company Disclosure Letter or as required by the express terms of this Agreement or unless Parent shall otherwise consent in writing, the Company shall, and shall cause the Company Subsidiary to, (i) conduct their business only in the ordinary and usual course of business and consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their respective present business organizations and assets, (iii) keep available the services of its officers and employees, (iv) maintain in effect all of its Authorizations, and (v) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company.

(b)   Without limiting the generality of the foregoing Section 7.1(a), except as set forth in Section 7.1(b) of the Company Disclosure Letter or as required by the express terms of this Agreement, the Company shall not, and shall not permit the Company Subsidiary to, during the Pre-Closing Period, directly or indirectly, do any of the following without the prior written consent of Parent:

(i)            sell, pledge, dispose of, assign, lease, license, dedicate to the public, or otherwise transfer, abandon or permit to lapse, or create or incur any Lien on, any of the Company’s or the Company Subsidiary’s assets (including any Intellectual Property owned by or licensed to the Company or the Company Subsidiary), securities, properties, interests or businesses, other than (except in the case of any Intellectual Property owned by or licensed to the Company or the Company Subsidiary) sales of obsolete equipment in the ordinary course of business consistent with past practice;

(ii)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business consistent with past practice;

(iii)          merge or consolidate the Company or the Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiary (other than this Agreement and the Merger);

(iv)          amend, modify, waive, rescind or otherwise change the Company Charter Documents or the Company Subsidiary Charter Documents;

(v)           (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by the Company Subsidiary or (C) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any Company Securities or any Company Subsidiary Securities;

(vi)          (A) issue, sell, grant, or authorize any of the foregoing actions in connection with, any Company Securities or Company Subsidiary Securities, other than the issuance of (I) any shares of Company Common Stock upon the exercise of Company Stock Options or vesting of Company RSUs that are outstanding on the date hereof in accordance with their terms on the date hereof and (II) any Company Subsidiary Securities to the Company; (B) amend any term of any Company Security or any

Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise); or (C) enter into any agreement with respect to the voting or registration of any Company Securities or Company Subsidiary Securities;

(vii)         create, incur, assume, suffer to exist or otherwise become liable (whether directly, contingently or otherwise) with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company’s existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or the Company Subsidiary;

(viii)        make any loans, advances or capital contributions to, or investments in, any other Person, other than advances to its employees in the ordinary course of business consistent with past practice;

(ix)          (A) with respect to any director, officer, employee or individual Contractor of the Company or the Company Subsidiary, (I) grant or increase any severance, change of control, retention, termination or similar pay, compensation or benefits, or amend any existing arrangement relating thereto, (II) enter into any employment, consulting, termination, retirement, deferred compensation or other similar agreement (or amend any such existing agreement) or (III) pay any compensation or benefit not provided for under any Company Employee Benefit Plan; (B) establish, adopt or amend (except as required by applicable Law) any Company Employee Benefit Plan, including any collective bargaining agreement; (C) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit; (D) increase compensation, bonus or other benefits payable to any such Person; or (E) hire or engage the services of any individual as a director, officer, employee or individual Contractor or terminate the service of any such Person other than for “Cause” (as defined in Section 7.1(b)(ix) of the Company Disclosure Letter);

(x)           grant, amend, or modify any awards under any Stock Plan;

(xi)          (A) forgive any loans to directors, officers, employees or any of their respective Affiliates or (B) enter into any transactions or Contracts with any Affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xii)         (A) waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; (B) accelerate or delay collection in any material respect of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (C) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or vary its inventory practices in any material respect;

(xiii)        make any material change in the Company’s methods of accounting, except as required by GAAP,  Regulation S-X of the Exchange Act or applicable rules and regulations of the SEC;

(xiv)        make, change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any income or other material Tax Returns or file claims for Tax refunds except to the extent otherwise required by Law, enter into any closing agreement with respect to a Tax, settle or compromise any material Tax claim, audit or assessment, surrender any right to claim a Tax refund, enter into closing agreement with a taxing authority, or file any Tax Return in each case in a manner materially inconsistent with past practices except to the extent otherwise required by Law;

(xv)         write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

(xvi)        compromise, settle, or offer or propose to settle, any Proceeding or other claim (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice that involve the payment of monetary damages in aggregate not in excess of $100,000 and do not (A) include any other obligation to be performed by, or limitation upon, the Company or the Company Subsidiary, Parent, Merger Sub or their Affiliates that is material to the Company, Parent, Merger Sub or their Affiliates; or (B) result in any (x) imposition of equitable relief on, or the admission of wrongdoing by, the Company or the Company Subsidiary or (y) actual or potential violation of any criminal Law);

(xvii)       (A) terminate, cancel, assign, renew or agree to any material amendment of, change in or waiver under any Material Contract, (B) enter into any Contract that, if existing on the date hereof, would be a Material Contract or (C) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Material Contract;

(xviii)      incur or authorize any capital expenditures or any obligations or liabilities in respect thereof;

(xix)        convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders other than, to the extent required by applicable Law or a Judgment of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; provided that the Company shall use its commercially reasonable efforts to oppose any Stockholder proposal presented at any such meeting (provided, for the avoidance of doubt, that such efforts shall not require the directors of the Company to take any action that would reasonably be expected to result in a breach of their fiduciary duties under applicable Law);

(xx)         fail to keep in force the Insurance Policies or replacement or revised provisions providing insurance coverage in a manner consistent with past practice with respect to the assets, operations and activities of the Company and the Company Subsidiary as are currently in effect; or

(xxi)        agree, resolve or commit to do any of the foregoing.

SECTION 7.2.   Employee Matters.

(a)   Until the twelve-month anniversary of the Closing Date, Parent agrees to provide employees of the Company and the Company Subsidiary immediately prior to the Effective Time who are located in the United States and retained by Parent or any of its Affiliates (the “Continuing Employees”) with (i) base salary and target bonus opportunities that are at least as favorable in the aggregate as the base salary and target bonus opportunities provided to such employees immediately prior to the Effective Time, and including the ordinary course increases in base salary and target bonus opportunities for 2016 as set forth on Section 7.2(a) of the Company Disclosure Letter, and (ii) employee benefits that are at least as favorable in the aggregate to those benefits (excluding equity plans) (A) provided to such employees immediately prior to the Effective Time or (B) that Parent provides to its similarly situated employees as of the Effective Time; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiary other than as required by applicable Law or an employment agreement listed in Section 7.2(a) of the Company Disclosure Letter.

(b)   Following the Effective Time, Parent will, subject to applicable Laws, give each Continuing Employee full credit for prior service with the Company and the Company Subsidiary for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Affiliates for which the Continuing Employee is otherwise eligible to participate (but such service credit shall not be provided for benefit of accrual purposes, except for vacation and severance, as applicable); provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs maintained by Parent or its Affiliates in which any Continuing Employee participates after the Effective Time.  In no event shall anything contained in this Section 7.2(b) result in any duplication of benefits for the same period of service.  In addition, Parent shall use commercially reasonable efforts to (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or the Company Subsidiary applicable to such Continuing Employee prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c)   (i) Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time, (ii) Parent or its Affiliates may revise, amend or terminate any Company Employee Benefit Plan or any other employee benefit plan, program or policy in effect from time to time, and (iii) nothing in this Agreement shall be construed as an amendment of any Company Employee Benefit Plan.

(d)   The provisions of this Section 7.2 shall in no event apply to any employee of the Company or the Company Subsidiary whose employment has been terminated and who is later employed by Parent, the Surviving Corporation or any of their respective Subsidiaries.

(e)   The parties will cooperate in good faith with regard to any notification that may be required by the WARN Act or other similar applicable Law as a result of the Transactions.

(f)    Prior to the Effective Time, the Company shall use commercially reasonable efforts to enter into retention agreements in substantially the form of Exhibit C with certain of the Continuing Employees.

(g)   Prior to the Effective Time, the Company shall take all actions necessary to terminate the Stock Plans and its 401(k) Plan, such terminations to be effective the day immediately prior to the Closing Date, in each case, in accordance with terms of such plan and applicable Law.

(h)   Prior to the Closing Date, the Company and the Company Subsidiary shall have made all contributions required to be made to or with respect to each Company Employee Benefit Plan as of the Closing Date and paid or accrued all liabilities on account of any Company Employee Benefit Plan in existence on or before the Closing Date.

(i)    All formal written communications to the officers or employees of the Company and the Company Subsidiary pertaining to compensation or benefit matters that are affected by this Agreement shall be subject to Parent’s prior consent (not to be unreasonably withheld or delayed). The Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on each such communication (such review and comments not to be unreasonably withheld or delayed). Any group oral presentations with respect to the above shall be materially consistent with such formal written communications.

(j)    The Surviving Corporation shall honor the terms of each agreement listed on Section 7.2(j) of the Company Disclosure Letter, including without limitation, by paying and providing all post-termination benefits provided for in such agreement to any individual who is a party to such an agreement in the event he or she does not become (or ceases to be) a Continuing Employee after the Acceptance Time.

SECTION 7.3.   Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 7.4.   Public Statements.  So long as this Agreement is in effect, Parent and the Company shall not issue any press release or make any public statement with respect to the Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) and shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Transactions and provide to each other for review an advance copy of any such press release or statement, except (a) as may be required by applicable Law or any requirements of NASDAQ or the Tokyo Stock Exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, (b) with respect to any press release or other public statement by the Company expressly permitted by Section 7.8, (c) with respect to any press releases or other public statements by Parent, Merger Sub or the Company in response to any public announcement permitted by clause (b) hereof, or (d) each party may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section.  Each of the parties hereto agrees that, promptly following execution of this Agreement, (i) the Company and Parent shall issue an initial joint press release with respect to the Transactions, in a form mutually agreed to by the Company and Parent, (ii) the Company shall (A) file a current report on Form 8-K with the SEC attaching such initial press release and copy of this Agreement as exhibits and (B) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching such initial press release and (iii) Parent and Merger Sub shall file a pre-commencement communication on Schedule TO with the SEC attaching such initial press release.

SECTION 7.5.   Standard of Efforts.

(a)   Subject to the terms and conditions provided herein, each party agrees to use (and shall cause its respective controlled Affiliates to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or third party all documentation to effect all necessary notices, reports and other filings and (ii) obtaining as promptly as practicable and maintaining all Authorizations necessary or advisable to be obtained from any Governmental Authority and/or third party in order to consummate the Transactions;

provided that in no event shall Parent or Merger Sub be obligated to, and the Company and the Company Subsidiary shall not, without the prior written consent of Parent, agree to, or proffer, any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain the Authorizations contemplated by clause (ii).  The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Authorizations and (1) the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, (2) Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub, and (3) each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case, which appear in any material filing made in connection with the Transactions.

(b)   In furtherance of, and not in limitation of the foregoing, each of the Company and Parent (and their respective controlled Affiliates, if applicable) shall: (i) as promptly as practicable, and in any event within 10 Business Days (or such other time as mutually agreed by the parties) after the date hereof, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the Transactions, (ii) as promptly as practicable after the date hereof, make appropriate filings pursuant to any other applicable Antitrust Law with respect to the Transactions, (iii) supply as promptly as practicable any additional information and documentary material that may be requested and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under such Antitrust Laws as soon as practicable, and (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions.

(c)   Each party will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry with respect to the Transactions, (ii) promptly notify the other party of any communication received from, or given to, any Governmental Authority and/or third party with respect to the Transactions and keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, or other communication, (iii) subject to applicable Law, and to the extent practicable, permit the other party to review in advance any proposed communication by it to any Governmental Authority and/or third party with respect to the Transactions, and incorporate the other party’s reasonable comments, (iv) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, (v) pull and re-file any notice under the HSR Act only if the other parties agree, and (vi) furnish the other party with non-confidential copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement or the Transactions.  At Parent’s request, the Company shall give (or shall cause the Company Subsidiary to give) any notices to third parties, and use, and cause the Company Subsidiary to use, their reasonable best efforts to obtain any third party consents, approvals or waivers required to be obtained under any Material Contracts or other Contracts in connection with consummation of the Transactions. The Company shall coordinate and cooperate with Parent in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts in connection with consummation of the Transactions and seeking any such actions, consents, approvals or waivers.

(d)   Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 7.5 shall limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 7.5 and (ii) in no event shall Parent or Merger Sub be required to offer, accept or agree to, and the Company shall not, without Parent’s prior written consent, offer, accept or agree to (A) divest, dispose of or hold separate, or cause the Company Subsidiary to dispose of or hold separate, any portion of the businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries (or a combination of the respective businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries), (B) restrict, prohibit or limit the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own its assets, (C) restrict, prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of all or any portion of the business or assets of Parent, the Company, the Surviving Corporation or any of their respective Affiliates in any part of the world, (D) cause Parent or any of its Subsidiaries to divest any shares of Company Common Stock or (E) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the Stockholders (any such action described in this clause (ii), a “Non-Required Remedy”).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to (1) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions or (2) litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Authority challenging or seeking to restrain, prohibit or place conditions on the consummation of the Merger or the Transactions or the ownership or operation by Parent, the Company or any of their respective Subsidiaries of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted.

SECTION 7.6.   Notification of Certain Matters; Other Actions.

(a)   Each of the Company, Parent and Merger Sub shall give prompt notice to the other of (i) any Proceedings commenced or, to such party’s knowledge, threatened by or against, relating to or involving or otherwise affecting the Company or the Company Subsidiary or Parent or any of its Subsidiaries, as the case may be, (A) that, if pending on the date hereof, would have been required to have been disclosed pursuant to any Section of this Agreement or (B) that relate to this Agreement or the consummation of the Transactions; (ii) any inaccuracy in any material respect of any representation or warranty contained in this Agreement at any time prior to the Closing; provided that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein; (iii) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any of the other Transactions not to be satisfied; and (iv) the occurrence or existence of any Company Material Adverse Effect or the occurrence or existence of any event, fact, circumstance or development which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that the delivery of notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the parties.

(b)   The Company shall (i) provide Parent with any Patent application, filing or other communication that the Company or the Company Subsidiary proposes to file with or send to any Patent office and receive and consider such comments as Parent may provide to the Company in respect of any such Patent application, filing or other communication, (ii) provide to Parent copies of all communications sent to or received from any Patent office, including Patent applications, filing receipts, office actions, responses or amendments, and notices of allowance; and (iii) keep Parent reasonably informed on a continuous basis in respect of its actions in respect of the filing, prosecution and maintenance of the Company’s and the Company Subsidiary’s Patents.  The Company shall provide the proposed Patent applications, filings, and other communications contemplated by clause (i) of the preceding sentence to Parent sufficiently in advance of their filing or dispatch to a Patent office to afford Parent a reasonable opportunity to review and comment thereon.

(c)   Subject to applicable Law, the Company shall (i) provide Parent with advance notice of any meetings or conference calls the Company has with (A) the FDA or its advisory committees, the EMA or its advisory committees, or any other similar Governmental Authority, and (B) subject to the prior written consent of the Collaboration Partners, any executive committee of the Company’s and its Collaboration Partners’ Representatives that has been established pursuant to any Contract with such Collaboration Partners with respect to the development, marketing, distribution, manufacturing, labeling, commercialization and sales of Company Products pursuant to such Contract and (ii) consider in good faith and, to the extent reasonable to do so, incorporate, any comments or other input provided by Parent in respect of the foregoing.  The Company will (1) promptly notify Parent of any notice or other communication to the Company or the Company Subsidiary from the FDA or its advisory committees, the EMA or its advisory committees, or any other similar Governmental Authority and, subject to applicable Law, permit Parent to review in advance any proposed written communication to such Governmental Authority, as considered appropriate by Parent, and incorporate Parent’s reasonable comments, (2) furnish Parent with non-confidential copies of all correspondence, filings and written communications between the Company, its Affiliates and their respective Representatives on one hand, and any such Governmental Authority or its staff on the other hand and (3) consult with Parent prior to making any significant submission to FDA, EMA or any similar Governmental Authority relating to the Company’s or the Company

Subsidiary’s business including any New Drug Application (NDA) or Biologics License Application (BLA), or supplement or amendment thereto, response to any Warning Letter, untitled letter, or observation on FDA Form 483 and shall give Parent reasonable opportunity to review and comment on any such submission prior to its submission to such Governmental Authority.

SECTION 7.7.   Access to Information; Confidentiality.

(a)   During the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiary and the Representatives of the Company and the Company Subsidiary to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours of the Company to its officers, employees, agents, properties, facilities, books, records, Contracts and other assets, and shall promptly furnish to Parent, Merger Sub and their respective Representatives copies of all existing financial, operating and other data and information as such Persons may from time to time reasonably request; provided that any such access (including to employees) shall be conducted at Parent’s expense, at a reasonable time, under the supervision of the chief executive officer or other Person designated by the Company, and in such a manner as to not to interfere unreasonably with the normal operation of the business of the Company.  All requests for information and access (including to employees) made pursuant to this Section 7.7(a) shall be directed to the chief executive officer or other Person designated by the Company.  The Company shall instruct its Representatives to cooperate with Parent and Merger Sub in their investigation of the Company and the Company Subsidiary.  No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b)   Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion (i) jeopardize any attorney client or other legal privilege (provided that the Company will nonetheless provide Parent and the applicable Representatives of Parent with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby) or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, including any confidentiality agreement to which the Company or its Affiliates is a party (provided that the Company shall use its commercially reasonable efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure).  The Company and Parent will each use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(c)   The information disclosed pursuant to this Section 7.7 shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

SECTION 7.8.   No Solicitation.

(a)   At all times during the Pre-Closing Period, the Company shall not, nor shall the Company instruct or knowingly permit the Company Subsidiary, or instruct or knowingly permit any of their respective Representatives to, directly or indirectly (other than with respect to Parent or Merger Sub), (i) solicit, initiate, propose or take any action to knowingly encourage any inquiries or the submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; (ii) except as otherwise expressly permitted by this Section 7.8(a), enter into, continue or otherwise knowingly participate in any discussions or negotiations regarding, furnish to any Third Party any information or data relating to, afford access to the business, properties, assets, books or records of the Company or the Company Subsidiary in connection with, or otherwise cooperate with any Person with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract) or take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any Person (other than Parent or its Subsidiaries) from any Takeover Provision; (iv) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the Transactions; or (v) resolve, propose or agree to do any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, if in response to an unsolicited bona fide written Acquisition Proposal made by a Third Party after the date hereof in circumstances not involving a breach of this Section 7.8, the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company may, at any time prior to the Offer Closing (but in no event after such time), enter into an Acceptable Confidentiality Agreement with such Third Party making such an Acquisition Proposal and thereafter (1) furnish information and data with respect to the Company and the Company Subsidiary and afford access to the business, properties, assets, books or records of the Company or the Company Subsidiary to, and (2) enter into, maintain and participate in discussions or negotiations with, the Third Party making such Acquisition Proposal and its Representatives or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations; provided, that the Company will promptly provide to Parent any information and data concerning the Company or the Company Subsidiary or access provided to such Third Party which was not previously made available to Parent. The Company shall ensure that its Representatives are aware of the provisions of this Section 7.8(a).  Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by the Company Subsidiary or any Representative of the Company or the Company Subsidiary shall be deemed to be a breach of this Section 7.8 by the Company. The Company shall not terminate, waive, amend, release or modify any material provision of any Acceptable Confidentiality Agreement.

(b)   In addition to the other obligations of the Company set forth in this Section 7.8, the Company shall as promptly as practicable, and in any event no later than 24 hours after receipt thereof, notify Parent in writing of any Acquisition Proposal, which notification shall include (i) a copy of the applicable written Acquisition Proposal (or, if oral, a summary of the material terms and conditions of such Acquisition Proposal) and (ii) the identity of the Third Party making such Acquisition Proposal.  The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation (which shall include any proposals or offers) relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within 24 hours after the receipt thereof.

(c)   Except as expressly permitted by Section 7.8(d), neither the Company Board nor any committee thereof shall (i) withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify (or publicly propose or resolve to withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or (ii) adopt, approve, recommend, submit to the Stockholders or declare advisable any Acquisition Proposal (any action described in this Section 7.8(c) being referred to as a “Company Adverse Recommendation Change”).

(d)   Notwithstanding anything to the contrary contained in this Agreement, at any time during the Pre-Closing Period, the Company Board may effect a Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement, in each case if, and only if, (i) the Company is not in breach of this Section 7.8, (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, (iii) the Company has given Parent written notice of the Company Board’s intention to make a Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement at least five Business Days prior to making any such Company Adverse Recommendation Change or terminating this Agreement to enter into a Specified Agreement (a “Change of Recommendation Notice”), (iv) if not in connection with an Intervening Event pursuant to Section 7.8(e), the decision to make a Company Adverse Recommendation Change shall be in connection with an Acquisition Proposal or with the Company’s intent to terminate this Agreement to enter into a Specified Agreement, and the Company shall have complied with clauses (A) through (E), as follows: (A) prior to giving effect to clauses (B) through (E), the Company Board shall have determined that such Acquisition Proposal is a Superior Proposal, (B) the Company shall have made available to Parent in writing the material terms and conditions of such Acquisition Proposal and copies of all material documents relating to such Acquisition Proposal in accordance with Section 7.8(b), (C) the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent), to the extent that Parent desires to negotiate, during the five Business Day period provided in the foregoing clause (iii) of this Section 7.8(d) with respect to such proposed revisions to this Agreement or other proposals made by Parent, if any, so that the Acquisition Proposal would no longer constitute a Superior Proposal, (D) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, the Company Board shall have determined in good faith that such Acquisition Proposal remains a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law and (E) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 9.1(d)(i).  For clarity, the provisions of this Section 7.8(d) shall also apply to any material amendment to any Acquisition Proposal (except that any reference to five Business Days shall instead be three Business Days) or any successive Acquisition Proposals.

(e)   Notwithstanding anything to the contrary contained in this Agreement, at any time during the Pre-Closing Period, the Company Board may make a Company Adverse Recommendation Change with respect to an Intervening Event, if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; (ii) Parent shall have received from the Company written notice thereof at least five Business Days prior to making any Company Adverse Recommendation Change, describing the Intervening Event in reasonable detail; (iii) during the five Business Day period provided in the foregoing clause (ii), the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent), to the extent that Parent desires to negotiate, with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, that would obviate the need to make a Company Adverse Recommendation Change; and (iv) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law.

(f)    Nothing in this Section 7.8 shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a)  under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act (ii) making any required disclosure to the Stockholders, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such position or make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or any disclosure requirement under applicable Law, or (iii) making any disclosure that constitutes a stop, look and listen communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 7.8(f) shall not permit the Company Board to make a Company Adverse Recommendation Change, except to the extent permitted by Section 7.8(c) or Section 7.8(d).

(g)   The Company shall, and shall cause the Company Subsidiary and the Company’s and the Company Subsidiary’s respective Representatives to, immediately cease and cause to be terminated any existing solicitations, encouragements, facilitations, discussions or negotiations with any Third Party conducted heretofore by the Company, the Company Subsidiary or their respective Representatives with respect to an Acquisition Proposal.

SECTION 7.9.   Indemnification and Insurance.

(a)   After the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, fulfill and honor all rights and obligations to indemnification by the Company (including advancement of expenses) now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or the Company Subsidiary (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof including as set forth on Section 7.9 of the Company Disclosure Letter, accurate and complete copies of which have been made available to Parent, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms.

(b)   After the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each Indemnified Party against any and all losses, claims, damages, liabilities, costs, fees, expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred, provided that the Indemnified Party shall have made an undertaking to repay any such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 7.9(b)), Judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) in connection with or arising in whole or in part out of actions, omissions, suits or other proceedings (whether civil or criminal, and including any proceeding before any administrative or legislative body) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including, without limitation, as a witness) (an “Indemnified Proceeding”) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or otherwise in connection with any action taken or not taken at the request of the Company, whether or not the Indemnified Party continues in such position at the time such Indemnified Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party).  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 7.9.  The Surviving Corporation’s obligations under Section 7.9(a) and this Section 7.9(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c)   The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 7.9(c), the Surviving Corporation shall not be obligated to pay an amount per year (the “Maximum Amount”) in excess of 250% of the annual premium the Company paid in its last full fiscal year prior to the date of this Agreement and if such premiums for such insurance would at any time exceed the Maximum Amount, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to the Maximum Amount.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including, in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed the Maximum Amount.  If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(d)   The provisions of this Section 7.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.9 shall survive the Offer Closing and the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.9 applies shall be third party beneficiaries of this Section 7.9, each of whom may enforce the provisions of this Section 7.9).

(e)   In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.9.

SECTION 7.10.   Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each Company director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company’s equity securities to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 7.11.   Transaction Litigation.  The Company shall promptly advise Parent in writing of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation.  The Company shall give Parent the opportunity to (a) participate in the defense of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, settlement or compromise with respect to any such Transaction Litigation.  For purposes of this Section 7.11, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent will not be afforded any decision making power or other authority over such Transaction Litigation; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Following the Effective Time, the Indemnified Parties may continue to retain counsel retained prior to the Effective Time to defend any Transaction Litigation; provided, however, that, in no event shall Parent be required to retain more than one pre-Effective Time counsel for all the Indemnified Parties as a group, unless required by conflicts of interest between or among the Indemnified Parties.

SECTION 7.12.   Deregistration; Stock Exchange Delisting.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting, and in any event no more than ten days after the Closing Date.  The Company shall not cause the Company Common Stock to be delisted from NASDAQ prior to the Effective Time.

SECTION 7.13.   Takeover Provisions. If any Takeover Provision becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub, and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Provision inapplicable to the foregoing.

SECTION 7.14.   Obligations of Merger Sub. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other Transactions.

SECTION 7.15.   Rule 14d-10 Matters.  Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take such steps as may be required to approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (a) each Stock Plan, (b) the treatment of Company Stock Options and Company RSUs in accordance with the terms set forth in this Agreement, the applicable Stock Plan and any applicable Company Employee Benefit Plans and (c) each other Company Employee Benefit Plan that provides compensation or benefits in connection with the Transactions, for purposes of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

ARTICLE 8
CONDITIONS

SECTION 8.1.   Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)   Purchase of Company Common Stock in the Offer.  Merger Sub shall have accepted for payment all Tendered Shares.

(b)   No Injunctions or Restraints.  No Judgment preventing the consummation of the Merger shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

ARTICLE 9
TERMINATION

SECTION 9.1.   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Acceptance Time:

(a)   by mutual written consent of Parent and the Company;

(b)   by either the Company or Parent by written notice to the other, if:

(i)            the Acceptance Time shall not have occurred on or prior to May 9, 2016 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Acceptance Time to have occurred on or prior to the Outside Date;

(ii)           any Governmental Authority shall have issued a final, non-appealable Judgment or taken any other action (which Judgment or other action the terminating party shall have used its reasonable best efforts to lift or avoid) or any Law or other legal restraint shall be in effect, in each case, permanently restraining, enjoining or otherwise prohibiting (A) the acceptance for payment of, or payment for, Company Common Stock pursuant to the Offer or (B) the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party if the issuance of such legal restraint or prohibition was primarily caused by or the result of the failure of such party to perform in any material respect any of its obligations under this Agreement; or

(iii)          if the Offer shall have expired (and not been extended) without the acceptance for payment of shares of Company Common Stock pursuant to the Offer; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iii) if a breach by such party of any provision of this Agreement shall have primarily caused the failure of the acceptance for payment of the shares of Company Common Stock pursuant to the Offer;

(c)   by Parent by written notice to the Company, if

(i)            (A) a Company Adverse Recommendation Change shall have occurred, (B) at any time after receipt or public announcement of an Acquisition Proposal, the Company Board shall have failed to reaffirm the Company Recommendation as promptly as practicable (but in any event within five Business Days (or, if the Outside Date is fewer than five Business Days after the Company’s receipt of such request, by the close of business on the Business Day immediately preceding the Outside Date)) after receipt of any written request to do so by Parent (provided that Parent is only allowed to make two such reaffirmation requests with respect to each such public announcement prior to the Acceptance Time, and other than in connection with the commencement of a tender offer or exchange offer), or (C) a tender offer or exchange offer subject to Regulation 14D under the Exchange Act or exchange offer relating to the Company Common Stock shall have been commenced by a Third Party and the Company shall not have sent to the Stockholders pursuant to Rule 14e-2 under the Exchange Act, within five Business Days after the commencement of such tender offer or exchange offer, a statement on Schedule

14D-9 reaffirming the Company Recommendation and recommending that the Stockholders reject such tender or exchange offer;

(ii)           the Company shall have violated or breached in any material respect any of its obligations under Section 7.8; or

(iii)          a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the Offer Conditions set forth in paragraph (c)(iv) or paragraph (c)(v) of Annex I (other than in the case of a breach of the covenants or agreements set forth in Section 7.8), as applicable, not to be satisfied; provided that, for purposes of this Section 9.1(c)(iii), if such a breach is curable by the Company within the earlier of the Outside Date and 20 Business Days of the date Parent gives the Company notice of such breach and the Company is continuing to use its reasonable best efforts to cure such breach, then Parent may not terminate this Agreement under this Section 9.1(c)(iii) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided further that Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(iii) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 9.1(d)(ii);

(d)   by the Company by written notice to Parent,

(i)            in order to accept a Superior Proposal and enter into the Specified Agreement (as defined below) relating to such Superior Proposal, if (A) such Superior Proposal shall not have resulted from any breach of Section 7.8 with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto, (B) the Company Board, after satisfying all of the requirements set forth in Section 7.8(d), shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”) and (C) the Company shall have paid the Termination Fee concurrently, and have entered into the Specified Agreement concurrently with, the termination of this Agreement pursuant to this Section 9.1(d)(i); or

(ii)           if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach or failure to perform has a Parent Material Adverse Effect; provided that, for purposes of this Section 9.1(d)(ii), if such a breach is curable by Parent within the earlier of the Outside Date and 20 Business Days of the date the Company gives Parent notice of such breach and Parent is continuing to use its reasonable best efforts to cure such breach, then the Company may not terminate this Agreement under this Section 9.1(d)(ii) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20

Business Day period; provided further that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d)(ii) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 9.1(c)(ii) or Section 9.1(c)(iii); or

(iii)          if Merger Sub fails to commence the Offer in accordance with Section 2.1(a) or if Merger Sub fails to consummate the Offer in accordance with the terms of this Agreement; provided that the right to terminate this Agreement pursuant to this Section 9.1(d)(iii) shall not be available to the Company if the Company is in breach of any representation, warranty, covenant or agreement set forth in this Agreement that has been the primary cause of, or resulted in, Merger Sub’s failure to commence the Offer in accordance with the terms of this Agreement.

Any written notice of termination pursuant to this Section 9.1 shall specify the provision of this Section 9.1 pursuant to which such termination is being effected.

SECTION 9.2.   Effect of Termination.  If terminated pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder or Representative of such party) to each other party hereto; provided that the provisions of this Section 9.2, Section 7.7(c) Section 9.3 and Article 10 shall survive any termination hereof pursuant to Section 9.1. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of any fraud or Willful Breach of any provision of this Agreement or any other agreement delivered in connection herewith. For purposes of this Agreement, “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement; provided that the failure of Parent or Merger Sub to accept for payment and pay for the Tendered Shares promptly following the Expiration Date after all Offer Conditions have been satisfied or waived shall constitute a Willful Breach by Parent and Merger Sub, and Parent shall be liable to the Company for such Willful Breach as provided herein notwithstanding any termination of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

SECTION 9.3.   Termination Fee and Expenses.

(a)   Except as otherwise set forth in this Section 9.3, all costs and Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or Expenses, whether or not the Transactions are consummated; provided that Parent shall pay all filing fees payable pursuant to the HSR Act or any other Antitrust Laws.

(b)   In the event that:

(i)            this Agreement is terminated by Parent pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii);

(ii)           this Agreement is terminated by the Company pursuant to Section 9.1(d)(i); or

(iii)          (A) this Agreement is terminated by Parent, Merger Sub or the Company pursuant to Section 9.1(b)(i), Section 9.1(b)(iii) or Section 9.1(c)(iii), (B) after the date of this Agreement an Acquisition Proposal shall have been made to the Company or shall have been publicly made directly to the Stockholders, in each case, not withdrawn prior to the date of termination of this Agreement pursuant to Section 9.1, and (C) the Company consummates an Acquisition Proposal within 12 months after such termination or the Company enters into a definitive agreement within 12 months after such termination in either case to effect an Acquisition Proposal (replacing “15%” in the definition thereof with “50%”);

then, in any such event under clause (i), (ii) or (iii) of this Section 9.3(b), the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable termination fee of $11,800,000 (the “Termination Fee”).  Any payment of the Termination Fee required to be made pursuant to (1) Section 9.3(b)(i) shall be made to Parent within one Business Day after termination of this Agreement by Parent or the Company as set forth in Section 9.3(b)(i); (2) Section 9.3(b)(ii) shall be made to Parent immediately prior to and as a condition to such termination of this Agreement by the Company as set forth in Section 9.3(b)(ii); and (3) Section 9.3(b)(iii) shall be made to Parent concurrently with the occurrence of the applicable event described in clause (C) of Section 9.3(b)(iii).  All payments under this Section 9.3(b) shall be made by wire transfer of immediately available funds to an account to be designated by Parent.  In the event that Parent shall have elected to terminate this Agreement pursuant to Section 9.1 and elected to receive full payment pursuant to this Section 9.3(b), then, receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. Notwithstanding the foregoing, if Parent has not elected to receive the Termination Fee pursuant to Section 9.3(b), nothing in this Section 9.3(b) shall prevent, limit or otherwise restrict the right of Parent and Merger Sub to bring or maintain any claims arising out of the Company’s fraud or Willful Breach of any provision of this Agreement or any other agreement delivered in connection herewith. For the avoidance of doubt, any payment made by the Company under this Section 9.3(b) shall be payable only once with respect to this Section 9.3(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

(c)   The Company and Parent acknowledge that the agreements contained in Section 9.3(b) are an integral part of the Transactions, and that, without those agreements, the Company, Parent and Merger Sub would not enter into this Agreement.  Accordingly, if the Company fails to make payment of any amount payable under Section 9.3(b) within the applicable time period specified in Section 9.3(b), as the case may be, and Parent commences a Proceeding to collect such amount that results in a judgment against the Company, the Company shall reimburse Parent for its fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the amount was payable pursuant to Section 9.3(b), with such interest to accrue beginning on the date such amount first was payable pursuant to Section 9.3(b), to the date of payment.

ARTICLE 10
GENERAL PROVISIONS

SECTION 10.1.   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) three Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt and receipt is confirmed or (e) on the next Business Day following transmission, if sent by facsimile or email transmission after 6:00 p.m., local time, in the place of receipt and receipt is confirmed; provided that the notice or other communication is sent to the address, facsimile number or email address set forth beneath the name of such party below (or to such other address, facsimile number or email address as such party shall have specified in a written notice to the other parties):

(a)   if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Astellas Pharma Inc.

2-5-1, Nihonbashi Honcho, Chuo-ku

Tokyo 103-8411, Japan

Attention:  Vice President, Legal & Compliance

Fax:  +81-3-3244-5811

Email:  kazunori.okimura@astellas.com

with a copy to (which shall not constitute notice):

Laurel Acquisition Inc.

1 Astellas Way

Northbrook, IL 60062

Attention:  Secretary

Fax:                (224) 205-5895

Email:	linda.friedman@astellas.com

with a copy to (which shall not constitute notice):

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:	Scott F. Smith
Jack S. Bodner
Fax:	(646) 441-9056
(646) 441-9079
Email:	jbodner@cov.com
ssmith@cov.com

(b) if to the Company (prior to the Effective Time):

Ocata Therapeutics, Inc.
33 Locke Drive
Marlborough, MA 01752
Attention:	Paul Wotton
Edward Myles
Fax:	(508) 229-2333
Email:	pwotton@ocata.com
tmyles@ocata.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention:	Mitchell S. Bloom, Esq.
James A. Matarese, Esq.
Andrew H. Goodman, Esq.
Fax:	(617) 523-1231
Email:	mbloom@goodwinprocter.com
jmatarese@goodwinprocter.com
agoodwin@goodwinprocter.com

SECTION 10.2.   Amendments and Waivers.

(a)   Subject to Section 7.9(d), any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

SECTION 10.3.   Representations and Warranties.  The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 10.4.   Governing Law; Jurisdiction.

(a)   This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)   The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) (the “Delaware Courts”) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

SECTION 10.5.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

SECTION 10.6.   Counterparts; Effectiveness.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or email (in .pdf or .tiff format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SECTION 10.7.   Assignment; Third Party Beneficiaries.

(a)   The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except that Parent or Merger Sub may transfer or assign (i) all (but not less than all) of its rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, provided such Subsidiary of Parent is a Delaware corporation and that such assignment shall not impair, delay or prevent the consummation of the Merger and (ii) after the Effective Time, its rights and obligations under this Agreement, in whole or from time to time in part, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party or due to Parent or Merger Sub.

(b)   Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (i) the provisions of Section 10.4 and 10.5 and (ii) (A) if the Acceptance Time occurs, the right of the Company’s stockholders to receive the Offer Price in accordance with the terms of the Offer Documents and (B) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration in accordance with the terms of this Agreement and the right of the holders of Company Stock Options and Company RSUs to receive the payments contemplated by Section 4.4, in each case which shall inure to the benefit of such Persons or holders, as applicable, benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein.

SECTION 10.8.   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.9.   Entire Agreement; No Reliance.

(a)   This Agreement, the Support Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b)   Each party hereto agrees that, except for the representations and warranties contained in Article 5 (including the Company Disclosure Letter), and Article 6 of this Agreement, neither the Company, Parent or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the Transactions, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing, including, in the case of the Company, any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the Company Subsidiary or the future business, operations or affairs of the Company or the Company Subsidiary heretofore or hereafter delivered to or made available to Parent, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

SECTION 10.10.   Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).  The parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.10 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 10.10 prior or as a condition to exercising any termination right under Article 9 (and pursuing damages after such termination).

SECTION 10.11.   Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have caused this Agreement to be executed as of the date first written above.

OCATA THERAPEUTICS, INC.

By:	/s/ Paul K. Wotton
Name: Paul K. Wotton
Title: President and CEO

ASTELLAS PHARMA INC.

By:	/s/ Yoshihiko Hatanaka
Name: Yoshihiko Hatanaka
Title: Representative Director, President and CEO

LAUREL ACQUISITION INC.

By:	/s/ Masao Yoshida
Name: Masao Yoshida
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

Offer Conditions

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return Tendered Shares promptly after termination or withdrawal of the Offer), pay for any Tendered Shares, if immediately prior to the Expiration Date (as it may have been extended pursuant to Section 2.1(e) of the Agreement):

(a)   there shall not have been validly tendered and not validly withdrawn that number of shares of Company Common Stock that, when added to the shares of Company Common Stock then owned by Parent and its controlled Affiliates, would represent one share more than one half of the sum of (i) all shares of Company Common Stock then outstanding at the Expiration Date and (ii) all shares of Company Common Stock that the Company may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into shares of Company Common Stock, or other rights to acquire or be issued shares of Company Common Stock (including all then outstanding Company Stock Options, Company RSUs and Company Warrants), regardless of the conversion or exercise price or other terms and conditions thereof) (such condition in this clause (a), the “Minimum Condition”);

(b)   any waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall not have been terminated or shall not have expired, or any other clearance, approval or consent under any other applicable Antitrust Law shall not have been obtained;

(c)   any of the following events, conditions, circumstances, state of facts or developments shall exist or has occurred and be continuing:

(i)            there shall be any Law or Judgment enacted, enforced, amended, issued, in effect or deemed applicable to the Offer (other than the application of the waiting period provisions of the HSR Act or of requirements for clearance, approval or consent under any other Antitrust Law to the Offer or to the Merger) the effect of which is to, or would reasonably be expected to, directly or indirectly:  (A) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger, or (B) compel Parent or the Company or any of their respective Subsidiaries to agree to or implement a Non-Required Remedy;

(ii)           there shall be instituted, pending or threatened in writing any Proceeding by any Governmental Authority seeking any Non-Required Remedy;

I-1

(iii)          the Company and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms;

(iv)          (A) any of the representations and warranties of the Company set forth in Section 5.1, Section 5.2, Section 5.3(a), Section 5.3(b)(i), Section 5.4, Section 5.10 and Section 5.23 of the Agreement shall not be true and correct in all respects (other than de minimis inaccuracies) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) or (B) any representations and warranties of the Company set forth in the Agreement (other than those listed in the preceding clause (c)(iv)(A)) shall not be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (c)(iv)(B), where the failure of any such representations and warranties to be so true and correct would not, and would not be reasonably expected to, have, individually or in the aggregate, a Company Material Adverse Effect;

(v)           the Company shall have failed to perform or comply in any material respect with any obligation, agreement or covenant required to be performed or complied with by it under the Agreement prior to the Expiration Date; or

(vi)          since the date of the Agreement, there shall have occurred any event, condition, change, occurrence or development of a state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(d)   Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to the effect that none of the conditions in paragraphs (c)(iv), (c)(v), and (c)(vi) of this Annex I shall have occurred and be continuing.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.  All capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement to which this Annex I is attached.

I-2

Exhibit A

Form of Support Agreement

[intentionally omitted, see Exhibit 99.1 to this filing]

Exhibit B

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCATA THERAPEUTICS, INC.

Ocata Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 4, 2015.

2. This Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”) by action by written consent of the board of directors of the Corporation pursuant to Section 141 of the Delaware General Corporation Law and by action by written consent of the sole stockholder of the Corporation pursuant to Section 228 of the Delaware General Corporation Law.

*     *     *

ARTICLE I

NAME

The name of the Corporation is Ocata Therapeutics, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares, which shall be shares of common stock with a par value of $0.001 per share.

ARTICLE V

RESERVATION OF RIGHT TO AMEND BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation to the fullest extent permitted by the provisions of the DGCL.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII

LIMITATION ON LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL (but in the case of any amendment of the DGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, finds and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Article VII, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Article VII. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article VIII.

[Remainder of page intentionally left blank.]

I, THE UNDERSIGNED, as the Secretary of the Corporation, do make, file and record this Amended and Restated Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this [    ] day of [                  ], 201[    ].

Secretary

Exhibit C

Form of Retention Agreements

[Astellas Letterhead]

Date                      [   ]

[Employee Name]

Re: RETENTION AGREEMENT

Dear [First Name]:

As you know, Astellas US Holding Inc. (the “Company”), through a subsidiary, [is purchasing/has purchased] [Orchid] (the “Merger”). We believe that your assistance during a transition period following the consummation of the Merger (the “Transition Period”) is essential to ensuring that the new enterprise is a success. Accordingly, we are offering you this agreement (the “Retention Agreement”) to provide to you valuable compensation in exchange for your services during the Transition Period as set forth below:

1.                                      Term of Transition Period. The Transition Period will begin on the date of the closing of the Merger (the “Closing”) and end on the three-month anniversary of the Closing, unless extended or terminated. The Company may, in its discretion, extend the Transition Period up to [three (3)] additional months if the Company provides you with notice of the extension at least [thirty (30)] days before the Transition Period would have otherwise ended. Notwithstanding the foregoing, the Transition Period will end immediately upon the termination of your employment with the Company and its affiliates.

2.                                      Salary and Benefits. During the Transition Period, the following terms will apply to your employment:

a.                                      You will continue to receive your base salary as in effect immediately before the Closing.

b.                                      You will be eligible for health and other welfare benefits (other than severance and long-term incentives) that are provided to similarly situated employees of the Company and its affiliates.

3.                                      Special Retention Award.

a.                                      Initial Retention Payment. If you (i) remain employed by the Company or its affiliates on the date that is three (3) months after the Closing, (ii) are terminated by the Company and its affiliates before that date without “Cause” (as defined below), or (iii) terminate your employment before that date for “Good Reason” (as defined below), then you will

1

be entitled to receive a retention payment from the Company (or an affiliate) equal to one month’s base salary, or $[    ], less applicable withholdings (the “Initial Retention Payment”). The Initial Retention Payment will be paid on the first regular pay date to occur that is at least fourteen (14) days after (i) the date that is three (3) months after the Closing or (b) your termination date, whichever is earlier; provided, however, that in no event shall the Initial Retention Payment be made later than December 31, 2016, and provided that payment of the Initial Retention Payment is subject to, and shall not be made earlier than, the execution and effectiveness of a release substantially in the form enclosed as Exhibit A to this Retention Agreement (the “Release”). For purposes of this Retention Agreement, “Cause” means any of the following: [(a) your commission of a material act of dishonesty, fraud or breach of trust relating to your duties or employment with the Company; (b) your material violation of the Company’s code of conduct, any written employment policy of the Company or of any affiliate of the Company, or federal or state regulatory standards; (c) your conduct involving moral turpitude which is materially injurious to the Company; (d) your conviction of, or plea of nolo contendere to, a felony; or (e) your continued non-performance of your duties with the Company (other than such failure resulting from your incapacity due to an injury or illness as determined by the Company) which has continued for more than 30 days following written notice of such non-performance from [the CEO].  “Good Reason” means any of the following: (a) a material diminution in the your responsibilities, authority or duties; (ii) a material diminution in the your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all employees of the Company; (iii) a material change in the geographic location at which you are required to provide services to the Company; or (iv) the material breach of this Agreement by the Company, provided that “Good Reason” shall not occur merely on account of a change in your reporting relationships or a change in corporate structure in connection with the Merger, and provided further that “Good Reason” shall occur only if the condition described in (i)-(iv) continued for more than 30 days following your written notice to the [the CEO] of such condition.

b.                                      Additional Retention Payments. If the Company in its discretion extends the Transition Period, you will be entitled to an additional retention payment for each full month the Transition Period is extended [up to three (3) additional months], provided you (i) remain employed by the Company during such extended period, (ii) are terminated by the Company and its affiliates before that date without Cause, or (iii) terminate your employment before that date for Good Reason. Each additional retention payment will equal one third (1/3) of your then-current monthly base salary, or $[    ], less applicable withholdings (each an “Additional Retention Payment”). The sum of the Additional Retention Payments will be paid on the first regular pay date to occur that is at least fourteen (14) days after (i) the end of the extended Transition Period or (b) your termination date, whichever is earlier; provided, however, that in no event shall the Initial Retention Payment be made later than December 31, 2016, and provided that payment of the Additional Retention Payments is subject to, and shall not be made earlier than, the execution and effectiveness of the Release.

4.                                      Eligibility. Your eligibility to receive or retain the Initial Retention Payment and any Additional Retention Payment is subject to all of the following conditions:

2

•                  You do not terminate your employment with the Company (or an affiliate) without Good Reason or by reason of your death and disability before the date you would otherwise become entitled to the Initial Retention Payment or any Additional Retention Payment, as applicable;

•                  The Company does not terminate your employment for Cause before the date you would otherwise become entitled to the Initial Retention Payment or any Additional Retention Payment, as applicable; and

•                  You do not breach this Retention Agreement (including the Release).

5.                                      At-Will Employment. Your employment with the Company (or any affiliate) during the Transition Period will be at will. As a result, both you and the Company (or affiliate) are free to terminate your employment at any time, with or without notice, and with or without or cause.

6.                                      Non-Disparagement. You agree that you will not disparage the Company or its affiliates or their businesses, products, directors, officers, employees, and agents (or persons representing them in their official capacity),except as provided in Section 7.b of this Retention Agreement.

7.                                      Confidentiality of Retention Agreement.

a.              You agree to keep the fact and substance of this Retention Agreement completely confidential. You understand that this confidentiality restriction includes and expressly prohibits disclosure through social media, including social or professional networking websites, blogs, internet message boards, and/or video sharing websites. Except as otherwise provided in this Retention Agreement, you may disclose this Retention Agreement only to your current spouse/registered domestic partner, your attorney and your financial advisors, and to each them only if you first specifically and expressly inform him or her of this confidentiality obligation and he or she also agrees to be so bound. By your signature below, you represent that you have not, directly or through any third party, disclosed to any unauthorized person the fact or terms of this Retention Agreement before signing it.

b.              No provision of this Retention Agreement or the Release prohibits you from reporting or disclosing any actual, possible or potential violation of any federal, state or local law or regulation to any governmental agency or entity, or making other reports or disclosures that are protected under the whistleblower provisions of any federal, state or local law or regulation, in each such case without any prior authorization of, or prior, contemporaneous or subsequent notice to, the Company.

8.                                      Entire Agreement. This Retention Agreement constitutes the entire agreement between you and the Company with respect to the subject matter contained herein. This Retention Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements concerning the subject matter contained herein. This Retention Agreement may not be modified except by written agreement. This Retention Agreement may be signed in counterparts. This Retention Agreement will accrue to the benefit of and may be enforced by the Company and its successors and assigns.

9.                                      Severability. The terms of this Retention Agreement are severable. If any provision of this Retention Agreement is held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Retention Agreement are not affected or impaired in any way, and you and the Company will negotiate in good faith to replace such invalid, illegal, or unenforceable provision

3

with a valid, legal, and enforceable provision that achieves, to the greatest lawful extent under this Retention Agreement, the economic, business, and other purposes of such invalid, illegal, or unenforceable provision.

10.                               Opportunity to Review. You acknowledge that you have had an opportunity to independently review and read and obtain independent legal advice with respect to the details of this Retention Agreement, and you confirm that you are executing this Agreement freely, voluntarily, and without duress.

11.                               Other Contractual Rights. Any contractual or collective rights you may have will not otherwise be affected by the provisions of this Retention Agreement. This Retention Agreement will be governed by the law of the state of [Massachusetts].

I acknowledge that I have carefully read this attached Retention Agreement. I accept the provisions, terms, conditions and obligations contained herein. I understand that if I choose to participate in this Retention Agreement, I must sign below return it in to [   ] (signed scanned document by email) by end of business on [    ].

Signatures and Approvals:

Employee	Date

[ ]	Date

[ ]	Date

4

EXHIBIT A

CONFIDENTIAL AGREEMENT AND RELEASE

1.                                   Parties. This Confidential Agreement and Release (“Agreement”) is between you, [                  ,] and Astellas US Holding, Inc. (“the “Company’’). This Agreement sometimes refers to you and the Company collectively as “the Parties.”

2.                                   Retention Payment. In exchange for and as a condition of the promises you make in this Agreement, the Company agrees to pay you the Initial Retention Payment [and one/two/three Additional Retention Payments] (the “Retention Payment”) described in your Retention Agreement dated [    ] (the “Retention Letter”).

3.                                      General Release. In exchange for and as a condition of the Company’s promises in the Retention Letter, you, on behalf of yourself and anyone who may claim by or through you, agree to release, to the fullest extent permitted by law, (a) all claims (whether statutory, equitable, or common law) that you have or may have against the Company and all of its current and former officers, employees, attorneys, contractors, pension and welfare plans (and their insurers, plan and claim administrators, fiduciaries, trustees, and service providers), subsidiaries, affiliates, agents, successors, and assigns (“Released Parties”); and (b) all claims (whether statutory, equitable, or common law) that you have or may have arising out of your employment with and/or separation from the Company and/or [Orchid] Therapeutics, Inc. You acknowledge and agree that this Agreement includes all claims which you do not know or suspect to exist in your favor against any of the Released Parties as of the date of your signature below, and that it is intended to and will release those claims in full.

4.                                      Exclusions from General Release. The General Release in Section 3 does not apply to (a) any claims arising out of any acts or omissions that occur after you sign this Agreement; (b) any claims or rights that cannot be waived by law, including your rights (if any) to workers’ compensation or unemployment compensation benefits; or (c) your rights under the Retention Letter. [In addition, the General Release does not affect your ability to challenge the validity of this Agreement under the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621 et seq.).]

Neither the General Release nor anything in this Agreement prohibits you from making a good faith report to governmental authorities of suspected violations of law and/or cooperating with any governmental investigation or inquiry. Furthermore, nothing in the General Release or in this Agreement affects your right to file a charge with an administrative agency (such as the Equal Employment Opportunity Commission or any state law equivalent) or to participate in any investigation by such agency. You understand, however, that you are waiving, to the fullest extent permitted by law, any right to recover any money or other personal relief in connection with any claim, charge, or investigation brought on your behalf or for your benefit.

5.                                      [Age Discrimination Claims. You acknowledge that, by virtue of your age, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. §§ 621 et seq.) may provide you with certain rights this Agreement will extinguish. You should consult with an attorney about these rights before signing this Agreement.]

6.                                      Time. [You have at least forty-five (45) calendar days to consider this Agreement before signing it, and an additional seven (7) days to revoke it after signing. To revoke this Agreement, you must transmit written notice to Collette Taylor by e-mail (Collette.Taylor@astellas.com) or fax (224-205-5895) during normal business hours on the seventh calendar day after signing this Agreement.] You will not receive the Retention Payment described in Section 2 unless you (i) return this Agreement by [5 p.m.] Central Time on [    ], and (ii) do not revoke this Agreement.

[You may sign the Agreement sooner than the 45th day after you receive it, though you are not required to do so. If you sign the Agreement before the full 45-day period expires, you acknowledge that you have had enough time to consider the Agreement and that you voluntarily waive any remaining time. Unless revoked, this Agreement will take effect on the eighth (8th) calendar day after you transmit your signature to Linda Friedman, General Counsel, by e-mail (Linda.Friedman@astellas.com) or fax (224-205-5895).]

7.                                      Confidentiality of Agreement. You agree to keep the fact and substance of this Agreement completely confidential. You understand that this confidentiality restriction includes and expressly prohibits disclosure through social media, including social or professional networking websites, blogs, internet message boards, and/or video sharing websites. Except as otherwise provided in this Agreement, you may disclose this Agreement only to your current spouse/registered domestic partner, your attorney and your financial advisors, and to each of them only if you first specifically and expressly inform him or her of this confidentiality obligation and he or she also agrees to be so bound. By your signature below, you represent that you have not, directly or through any third party, disclosed to any unauthorized person the fact or terms of this Agreement before signing it.

No provision of this Agreement prohibits you from reporting or disclosing any actual, possible or potential violation of any federal, state or local law or regulation to any governmental agency or entity, or making other reports or disclosures that are protected under the whistleblower provisions of any federal, state or local law or regulation, in each such case without any prior authorization of, or prior, contemporaneous or subsequent notice to, the Company.

8.                                      Non-Disclosure of Trade Secrets and Confidential Information. You agree that you will not directly or indirectly use or disclose to anyone outside of the Released Parties any Trade Secret or Confidential Information without the Company’s prior written permission. “Trade Secret” means any information or material that qualifies as such under applicable statutory or common law. “Confidential Information” means any information or material not generally known to the public and which (a) is generated, collected by, or used in the operations of the Released Parties and relates to their actual or anticipated business, research, or development; (b) is suggested by or results from any task assigned to you by the Company or work performed by you for or on the Company’s behalf; or (c) you received in confidence from any third party in connection with your employment with the Company.

Examples of Confidential Information include, but are not limited to, information and data resulting from or referring to pre-clinical and clinical studies, pipeline products, development programs, sales and marketing, customer information, identity of suppliers, pricing, margins, business plans, marketing plans, recruiting plans, organizational plans, organizational charts, financial data, business and customer strategy, technical know-how, formulae, processes, chemicals, preparations, test data, designs, prototypes, models, software, solutions, and research and development. Confidential Information does not include information that has: (i) been voluntarily disclosed to the public by the Company or a Released Party (excluding unauthorized disclosures you have made); (ii) been independently developed and disclosed by others; or (iii) otherwise entered the public domain through lawful means.

Nothing in this Section or in this Agreement prohibits you from revealing evidence of criminal wrongdoing to law enforcement or divulging any Trade Secret or Confidential Information by order of court or agency of competent jurisdiction. Should such court or agency request that you disclose any Trade Secret or Confidential Information, you agree to notify Linda Friedman, General Counsel, by e-mail (Linda.Friedman@astellas.com) or fax (224-205-5895), within three (3) business days of such request so that the Company may take appropriate action.

9.                                      Non-Solicitation of Employees. You agree that, while you are employed by the Company and for one (1) year after the date your employment with the Company terminates, you will not, either directly or through others, solicit or aid anyone else in soliciting any employee of the Released Parties with whom you had contact, whose identity you learned, or about whom you obtained Trade Secrets or Confidential Information as a result of your employment with the Company, to become an employee of any other person or entity, or otherwise to terminate or limit their relationship with any of the Released Parties.

10.                               No Proceedings; Compliance with Subpoena. Except as permitted in Section 4, you will not instigate, cause, advise, or encourage any other person or entity to file a lawsuit in any court or to initiate an arbitration proceeding against any of the Released Parties. Nothing in this Section prevents you from consulting with your own attorney about any matter or from complying with a subpoena. Before complying with any subpoena related to the Released Parties, however, you agree, to the fullest extent permitted by law, to provide a copy of the subpoena within three (3) business days to Linda Friedman, General Counsel, by e-mail (Linda.Friedman@astellas.com) or fax (224-205-5895).

11.                               Cooperation. You agree to cooperate with the Company, at the Company’s request, in any inquiry, litigation, investigation, or regulatory process involving the Company or any of the Released Parties. This Section does not require you to provide only information favorable to the Released Parties; rather, it means that you will provide the Company with truthful and accurate information as requested of you, to the extent such information is within your possession, custody, or control. The Company will reimburse you for reasonable and documented expenses incurred in connection with your cooperation under this Section.

12.                               Non-Admissions. This Agreement is not, will not be construed as, and will not be admissible in any proceeding as evidence of an admission by any of the Released Parties of any violation of law or wrongdoing of any kind. Released Parties expressly deny any such liability or wrongdoing.

13.                               Miscellaneous. You also agree and acknowledge that:

(a)                                 You have read and understand this Agreement;

(b)                                 You have been advised and had adequate time to seek representation by an attorney of your choice in connection with the negotiation of this Agreement;

(c)                                  You have adequate time to review and consider this Agreement before signing it;

(d)                                 You are entering into this Agreement knowingly and voluntarily;

(e)                                  You have not suffered any on-the-job injury for which you have not already filed a claim;

(f)                                   You have not relied on any representation or statement not set forth in this Agreement in deciding to sign it;

(g)                                  The Consideration provided to you under the Retention Letter is in addition to anything of value that you would otherwise be entitled to receive from the Company; and

(h)                                 This Agreement cannot be amended or modified except by a writing signed by both Parties.

14.                               Severability. If any part of this Agreement other than the General Release in Section 3 is found to be invalid, the rest of the Agreement will be enforceable.

15.                               Breach of Agreement. You understand and agree that any breach of your obligations under this Agreement will immediately render the Company’s obligations null and void, and that you may be required to repay to the Company all sums you have been paid or which have been paid on your behalf under Section 2 of this Agreement. [A proceeding to challenge the validity of this Agreement under the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621 et seq.) will not constitute a breach of your obligations under this Agreement.]

16.                               Arbitration. Any disputes arising out of this Agreement or the matters released by its terms, including questions as to arbitrability, will be heard in Chicago, Illinois, before a neutral arbitrator selected from a list provided by and in accordance with JAMS rules, or as the Parties may otherwise agree. The arbitrator’s decision and/or award will be final and binding, and a party may request a court to enter judgment on any award. The prevailing party in any arbitration will be entitled to recover his/her/its attorneys’ fees.

17.                               Choice of Law. The law of the state of Illinois will govern the interpretation of this Agreement.

18.                               Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original. Any executed counterpart returned by facsimile or PDF will be deemed an original executed counterpart.

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CAUSES OF ACTION AND WILL SERVE AS A DEFENSE TO ANY CAUSE OF ACTION OR LAWSUIT THAT YOU MAY BRING.

[EMPLOYEE NAME]	Astellas US Holding, Inc.

By:

Linda F. Friedman, Secretary

Date: , 201[ ]	Date: , 201[ ]